UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN THE PROXY STATEMENT

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Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2013

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 23, 2013, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class III directors to serve for three years on our Board of Directors;

2.	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2013;

3.	To hold an advisory vote on executive compensation;

4.	To re-approve the material terms of the performance goals under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan;

5.	To approve an amendment to and re-approve the material terms of the performance goals under the Cinemark Holdings, Inc. Performance Bonus Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board of Directors and management team, and further describes the business we will conduct at the Annual Meeting.

The proxy statement is also available on the internet at

http://www.cinemark.com/About/Investor Relations/Proxy Materials.

Only stockholders of record as of the close of business on April 5, 2013 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important to us. We sincerely hope you will be able to attend the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote.

If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Senior Vice President —General Counsel and Secretary

Plano, Texas

April 11, 2013

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the Annual Report on Form 10-K for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we” or “us”) for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2013 (the “2012 Form 10-K”). You should carefully read the entire proxy statement and the Company’s 2012 Form 10-K before voting.

Annual Meeting of Stockholders

• Time and Date:	May 23, 2013; 9:00 a.m. CDT

• Place:	Cinemark West Plano Theatre 3800 Dallas Parkway, Plano, TX 75093

• Record Date:	April 5, 2013

• Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock, par value $0.001 per share (“Common Stock”), is entitled to one vote for each nominee and one vote for each of the proposals to be voted upon.

• Mailing:	The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 11, 2013.

Financial Highlights for the 2012 Fiscal Year

The Company continued its solid operating performance in the 2012 fiscal year. Some of the highlights of the Company’s financial performance in 2012 are as follows:

•	Revenues increased 8.5% to $2,473.5 million in 2012 from $2,279.6 million in 2011;

•	Net income attributable to the Company increased 29.4% to $168.9 million in 2012 from $130.6 million in 2011;

•	Cash and cash equivalents increased to $742.7 million at December 31, 2012 from $521.4 million at December 31, 2011;

•	Diluted earnings per share increased to $1.47 in 2012 compared to $1.14 in 2011;

•	One- year total shareholder return (“TSR”) increased to 45.1% in 2012 compared to 12.1% in 2011;

•	Adjusted EBITDA increased 13.4% to $589.2 million in 2012 from $519.5 million in 2011[1];

•	Continued strong performance by our international segment which generated revenues of $777.7 million, or 31.4% of our total revenue in 2012, up from approximately $696.1 million and 30.5% in 2011.

See Company Performance Highlights in 2012 under Executive Compensation on page 35 for additional information on the Company’s financial performance over the three- year and five- year period.

1 Reconciliations of non-GAAP financial measures are provided in footnote 23 on page F-46 of the 2012 Form 10-K.

Corporate Governance Highlights

The Company’s Board and management believe that commitment to effective governance is essential for the Company’s growth and performance. Following are some of the highlights of the Company’s corporate governance:

Structural Highlights

•	10 directors; 8 are independent;
•	All committee members are independent;
•	Separation of the positions of the Chairman and the Chief Executive Officer;
•	Lead independent director presides over executive sessions of the Board;
•	All directors attended at least 75% of all Board and committee meetings in 2012;
•	Certain hedging transactions are prohibited by the Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (the “Supplemental Insider Trading Policy”);
•

Directors and executive officers covered by the Supplemental Insider Trading Policy are prohibited from holding Company securities in a margin account and cannot pledge Company securities without prior approval. No director or executive officer has pledged any Company security since 2008.

See Corporate Governance on page 23 for additional information on Structural Highlights.

Compensation Highlights

•	Compensation Committee comprised of independent members of the Board;
•	Independent compensation consultant;
•	Annual cash bonus payments capped at 200% of annual base salary and subject to stockholder approval of Item 5, will be capped at the lesser of 200% of annual base salary or $3 million;
•	Equity compensation vesting is multi-year time-based and performance-based (with overlapping performance periods);
•	No excise tax gross-ups for change-in-control payments;
•	No deferred compensation;
•	No pension benefits;
•	Limited perquisites;
•	Double trigger for involuntary termination of employment upon change-in-control; and
•	No change-in-control provision in Mr. Mitchell’s employment agreement.

See Executive Compensation on page 34 for additional information on Compensation Highlights.

Annual Meeting Agenda and Vote Recommendations

Matter	Board Recommendation	Page Reference (for more detail)
Elect three Class III directors to serve for three years on our Board of Directors (the “Board”)	FOR each nominee	15
Ratify the appointment of Deloitte & Touche, LLP (“Deloitte & Touche”) as our independent registered public accountant for 2013	FOR	69
Annual Advisory Vote on Executive Compensation	FOR	69
Re-approve the material terms of the performance goals under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”)	FOR	70
Approve an amendment to and re-approve the material terms of the performance goals under the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”)	FOR	76

ITEM 1 – ELECTION OF DIRECTORS

Board Nominees

The following table provides summary information about each director who is nominated for election. Each nominee will serve for a term of three years expiring at the 2016 annual meeting or until their successors are elected.

Name	Age	Director Since	Occupation	Experience	Other Public Boards	Independent	Committee Assignments
Benjamin D. Chereskin	54	2004	President of Profile Management, LLC	• Investment banking • Business operations • Strategic planning	Tuesday Morning	✓	Compensation; Nominating & Corporate Governance
Lee Roy Mitchell	76	1987	Executive Chairman of the Board	• Industry knowledge • Leadership	National CineMedia, Inc.	x	-
Raymond W. Syufy	50	2006	Chief Executive Officer of Syufy Enterprises	• Industry knowledge • Operations • Strategic planning	-	x	-

In 2012, Messers. Chereskin, Mitchell and Syufy attended at least 75% of all Board and respective committee meetings.

See Item 1 – Election of Directors on page 15 for further biographical information regarding our nominees.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP FOR 2013

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche as the Company’s independent registered public accountant for the fiscal year ending December 31, 2013. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte & Touche. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte & Touche is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The fees paid to Deloitte & Touche in 2012 are detailed on page 28.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Frequency of Advisory Vote on Executive Compensation

At the annual meeting of stockholders held on May 12, 2011 (the “2011 Annual Meeting”), the Board recommended, and approximately 89% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy supported an annual advisory vote on executive compensation. Therefore, an advisory vote on the Company’s executive compensation program is on the agenda of the Annual Meeting.

Advisory Vote on Executive Compensation at the 2012 Annual Meeting

At the annual meeting of stockholders held on May 10, 2012 (the “2012 Annual Meeting”), the Company’s stockholders strongly supported the Company’s executive compensation program. The design of the compensation program supporting performance, motivation and retention, and compensation of the named executive officers for the 2011 fiscal year (the “2012 Say-On-Pay”) garnered the support of approximately 99% of the Company’s stockholders who voted at the 2012 Annual Meeting either in person or via proxy. The Company has considered the results of the vote on the 2012 Say-On-Pay. However, given the strong stockholder support for the 2012 Say-On-Pay the Company did not deem any change in the design of the executive compensation program was necessary for the 2012 fiscal year.

Elements of Executive Compensation

The elements of executive compensation are typically as follows:

Type	Form	Terms
Cash	• Base Salary • Annual cash bonus

•        The only guaranteed portion of compensation

•        Subject to Company achieving performance targets established by the Compensation Committee during the first quarter of the fiscal year; target annual cash bonus opportunity is a percentage of base salary

Equity	• Annual grant of restricted stock • Annual grant of performance award either as restricted stock or restricted stock units

•        Restricted stock vests 50% on second and fourth anniversary of grant date

•        Issuance of shares underlying performance awards is based upon the Company achieving performance targets established by the Compensation Committee at the beginning of a three year performance period and an additional year of continued employment of the executive

Retirement	• Matching 401(k) Plan contributions	Company matches upto 6% of employee contribution
Other	• Benefits	Group, life and disability insurance

In 2012, the Compensation Committee did not make any changes to the elements of compensation. However, certain alterations were made to the vest schedules of equity compensation awarded to the Chief Executive Officer. This was prompted by the appointment of Mr. Warner as the new Chief Executive Officer of the Company upon the retirement of Mr. Stock.

Compensation of the Chief Executive Officer in 2012

In February 2012, Mr. Stock retired as the Chief Executive Officer of the Company and the Board of Directors (the “Board”) appointed Mr. Warner as the new Chief Executive Officer. Mr. Warner’s appointment was in addition to his roles as the President and Chief Operating Officer of the Company. Upon his appointment as the Chief Executive Officer, the Company and Mr. Warner entered into the Amended and Restated Employment Agreement dated March 30, 2012 (the “Restated Employment Agreement’). The Restated Employment Agreement expires April 30, 2014 with a one year extension. Pursuant to the terms of the Restated Employment Agreement, the elements of Mr. Warner’s compensation effective 2012 are as follows:

Type	Form	Terms
Cash	• Base Salary • Annual cash bonus

•        The only guaranteed portion of compensation

•        Subject to Company achieving performance targets established by the Compensation Committee during the first quarter of the fiscal year; target annual cash bonus not less than 100% of annual base salary

Equity	• Annual grant of restricted stock • Annual grant of performance award either as restricted stock or restricted stock units

•        Equity award (restricted stock and performance award) to be at least 125% of annual base salary

•        Restricted stock vests equally over the vest term not exceeding four years; the restricted stock granted in 2012 vests equally over three years

•        Upon expiration of the Restated Employment Agreement, all outstanding restricted stock shall vest immediately; performance awards shall remain outstanding for the performance period and subject to Company achieving targets shall vest immediately without any additional employment requirement

Retirement	• Matching 401(k) Plan contributions	• Company matches upto 6% of employee contribution
Other	• Benefits	• Group, life and disability insurance

Compensation Highlights of the Named Executive Officers in 2012

•

Mr. Stock’s salary for 2012 was set by the Compensation Committee at $646,522. Mr. Stock retired as the Chief Executive Officer effective February 15, 2012. Upon his retirement, the Company and Mr. Stock terminated his employment agreement dated June 16, 2008 and Mr. Stock transitioned to a consulting role with the Company pursuant to a Consulting Agreement effective May 1, 2012 (the “Consulting Agreement”). No further payments are payable by us to Mr. Stock under the employment agreement. Per the terms of the Consulting Agreement Mr. Stock will receive $2,634,700 for his consulting services from May 1, 2012 to April 30, 2014 (the “Term”).

•	Effective February 15, 2012, the Compensation Committee made the following changes to executive compensation:

¡

Mr. Warner’s salary was increased from $473,744 (at January 1, 2012) to $700,000, upon his appointment as the new Chief Executive Officer of the Company in addition to his roles as the President and Chief Operating Officer;

¡

Mr. Warner’s target annual cash bonus opportunity was increased from 75% (at January 1, 2012) to 100% of his annual base salary to match the target annual cash bonus opportunity of Mr. Stock as the Chief Executive Officer since 2008;

¡

Mr. Copple’s annual base salary was increased from $445,877 (at January 1, 2012) to $500,000 as the Board recognized Mr. Copple’s increased leadership role in the Company upon the change in the position of the Chief Executive Officer;

¡

Mr. Copple’s target annual cash bonus opportunity was increased from 75% (at January 1, 2012) to 100% of his annual base salary to provide increased incentive for his performance in the enhanced leadership position;

•	Salary increase in 2012 for each of Messers. Mitchell, Fernandes and Cavalier was 2% from 2011;

•	Target annual cash bonus opportunity of Mr. Mitchell remained at 100% of his annual base salary and of Messers. Fernandes and Cavalier at 75% of their respective annual base salaries;

•	Cash bonus was paid at 133.33% of the target annual cash bonus opportunity of each named executive officer;

•	Time-based restricted stock was granted to the named executive officers at a higher percentage than performance-based awards;

•	As in previous years, there was no equity compensation granted to Mr. Mitchell because of his substantial equity ownership in the Company at approximately 9% as of the Record Date;

•	Value of 401(k) benefits, insurance premiums and dividends on restricted stock and vested restricted stock units comprised 5% - 7% of the summary compensation of a named executive officer.

See Executive Compensation on page 34 for additional information on the Company’s compensation philosophy and the payments made to the named executive officers in 2012.

ITEM 4 – RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN

We are submitting the material terms of the performance goals under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Incentive Plan”) for stockholder re-approval to meet the requirements under Section 162(m) of the Internal Revenue Code (the “Code”).

At the annual meeting of stockholders held in 2008 (the “2008 Annual Meeting”), the stockholders approved, upon recommendation of the Board, the Restated Incentive Plan. The purposes of the Restated Incentive Plan are to enable us to attract and retain the services of eligible plan participants and to provide incentives for such persons to exert maximum efforts for our long range success.

Section 162(m) of the Code limits income tax deductibility of compensation in excess of $1 million that is paid to any employee who, as of the close of the taxable year was a “covered employee,” except to the extent the compensation qualifies as “performance-based” as defined under the Code.

We have structured and intend to implement and administer the Restated Incentive Plan so that compensation resulting from stock vesting in accordance with specified performance goals can qualify as “performance-based compensation.” However, the Compensation Committee as the administrator of the Restated Incentive Plan, has the discretion to grant awards with terms that will result in the awards not constituting “performance-based compensation.”

Under Section 162(m) of the Code, we must seek stockholder approval of the material terms of the performance goals applicable to performance awards under the Restated Incentive Plan at five-year intervals to preserve our ability to receive a federal income tax deduction for awards intended to be “performance-based compensation.” Hence, to allow us to qualify certain equity awards as “performance-based compensation,” we are seeking stockholder re-approval of the material terms of the performance goals under the Restated Incentive Plan.

See discussion on page 70 for a summary of the principal terms of the Restated Incentive Plan.

ITEM 5 –APPROVAL OF AN AMENDMENT TO AND RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE CINEMARK HOLDINGS, INC. PERFORMANCE BONUS PLAN

We are submitting for stockholder approval an amendment to the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) that was adopted, subject to stockholder approval, by the Compensation Committee on March 22, 2013. We also are submitting the material terms of the performance goals under the Bonus Plan for stockholder re-approval to meet the requirements under Section 162(m) of the Code.

At the 2008 Annual Meeting, the stockholders approved, upon recommendation of the Compensation Committee and the Board, the Bonus Plan. The Bonus Plan enables us to provide an annual cash incentive to executive officers and other selected employees upon attainment of certain performance goals by the Company for the fiscal year. The incentive compensation under the Bonus Plan qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code.

Section 162(m) of the Code limits income tax deductibility of compensation in excess of $1 million that is paid to any employee who, as of the close of the taxable year was a “covered employee,” except to the extent the compensation qualifies as “performance-based” as defined under the Code. We have administered the Bonus Plan such that all payments of annual cash bonus qualify as “performance-based.”

Under Section 162(m) of the Code, we must seek stockholder approval of the material terms of the performance goals under the Bonus Plan at five-year intervals to preserve our ability to receive a federal income tax deduction for payments under the Bonus Plan. Hence, to allow us to qualify the annual cash bonus as “performance-based compensation,” we are seeking stockholder re-approval of the material terms of the performance goals under the Bonus Plan. The material terms include the maximum amount of compensation payable under the Bonus Plan to any one employee if the performance goals are attained. The amendment to the Bonus Plan adds an additional limit on the maximum bonus amount that may be paid to any employee if the performance goals are attained of $3 million, even if that amount is less than the current limit. Hence, we are seeking stockholder approval of this amendment to the Bonus Plan.

If stockholders fail to approve this proposal, no cash incentive compensation will be paid under the Bonus Plan beginning in 2014. If our stockholders do approve the material terms of the performance goals under the Bonus Plan, we must submit the material terms of the performance goals to our stockholders for re-approval on or before the first stockholder meeting that occurs in the fifth year following this current approval of the material terms of the performance goals under the Bonus Plan.

See discussion on page 76 for a summary of the principal terms of the Restated Incentive Plan.

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board is soliciting proxies in connection with the 2013 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 23, 2013, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 11, 2013.

Shares Outstanding and Voting Rights

As of April 5, 2013, 114,944,880 shares of the Company’s Common Stock were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on April 5, 2013 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.	What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class III directors, to ratify the selection of Deloitte & Touche as our independent registered public accountant, to hold an advisory vote of stockholders on our executive compensation program, to re-approve the material terms of the performance goals under the Restated Incentive Plan and to approve an amendment to and re-approve the material terms of the performance goals under the Bonus Plan. Our Nominating and Corporate Governance Committee has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has approved the appointment of our independent registered public accountant and our Board has ratified such appointment. Our Compensation Committee has approved our executive compensation program. The Compensation Committee has recommended and the Board has approved the recommendation that the stockholders re-approve the material terms of the performance goals under the Restated Incentive Plan and approve an amendment to and re-approve the material terms of the performance goals under the Bonus Plan. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

2.	What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is April 5, 2013. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” proposals but may not vote on “non-routine” proposals. As a beneficial owner, you will not be deemed to have voted on the “non-routine” proposals if you do not instruct your broker or bank.

These proxy materials are being forwarded to you on behalf of your broker or bank. Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

4.	How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

5.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Tim Warner, Robert Copple and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

6.	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•

Via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 22, 2013. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded;

•

By mail — In order to vote by mail, simply complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting. If the accompanying proxy card is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the Board’s recommendations set forth herein and if you make a specification, the shares of Common Stock will be voted in accordance with such specification.

•

In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•

By instructing your bank or broker — You should receive a voting instruction card from your bank or broker, which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 22, 2013;

•

In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

7.	What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

8.	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

9.	How are “broker non-votes” and abstentions treated?

“Broker non-votes” and abstentions are counted for purposes of determining a quorum. However, see responses to question numbers 10 and 11 with regards to the effect of “broker non-votes” and abstentions on approval of specific agenda items.

10.	Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accountant for the fiscal year

2013 (Item 2) is considered a “routine” matter. “Broker non-votes” will not arise in the context of Item 2 as brokers may exercise discretionary authority to vote your shares on Item 2.

Under the broker voting rules of the NYSE, the election of the directors (Item 1), the advisory vote on executive compensation (Item 3), the re-approval of the material terms of the performance goals under the Restated Incentive Plan (Item 4) and the approval of an amendment to and re-approval of the material terms of the performance goals under the Bonus Plan (Item 5) are considered “non-routine” matters. As a consequence, brokers will not be able to vote on Item 1, Item 3, Item 4 and Item 5 without receiving instructions from the beneficial owners. As a result, “broker non-votes” could arise in the context of these proposals.

11.	What is the voting requirement for each of the proposals?

Approval of Item 1: Directors are elected by a plurality of all of the votes cast, in person or by proxy. Votes marked “For” Item 1 will be counted in favor of all nominees. The three nominees receiving the highest number of affirmative votes of the shares entitled to vote will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Therefore, votes withheld from a nominee do not have any effect. Also, since this proposal is considered a “non-routine” matter, “broker non-votes” may arise.

Approval of Item 2: The ratification of the appointment of Deloitte & Touche requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “routine” matter, “broker non-votes” do not arise and brokers may exercise discretionary authority to vote your shares. Abstention will have the same effect as a vote against this proposal. Therefore, abstentions might prevent the approval of Item 2 if the number of affirmative votes does not constitute a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting.

Approval of Item 3: The advisory votes on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “non-routine” matter, “broker non-votes” may arise and abstentions and “broker non-votes” could prevent the approval of this Item.

Approval of Item 4: The re-approval of the material terms of the performance goals under the Restated Incentive Plan requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “non-routine” matter, “broker non-votes” may arise and abstentions and “broker non-votes” could prevent the approval of this Item.

Approval of Item 5: The approval of an amendment to and re-approval of the material terms of the performance goals under the Bonus Plan require the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “non-routine” matter, “broker non-votes” may arise and abstentions and “broker non-votes” could prevent the approval of this Item.

12.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name by a broker or bank, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

13.	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

14.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,000 plus reasonable out-of-pocket expenses.

15.	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2012 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is www.sec.gov. The Company’s reports and corporate governance documents can also be accessed free of charge at the Company’s Web site, www.cinemark.com.

16.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

Stockholder Proxy Proposal Deadline: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2014 annual meeting must be in writing and received by us by the end of business on December 12, 2013, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from the Company Secretary upon written request. Proposals should be directed to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

Stockholder Business — Annual Meeting Deadline: Stockholders who wish to introduce an item of business at the 2014 annual meeting of stockholders may do so in accordance with our bylaws. These procedures provide, generally, that stockholders who wish to bring a proper subject of business before an annual meeting, must do so by a written notice in proper written form, timely received (between 90 and 120 days in advance of such annual meeting) by the Company Secretary. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and record address of the stockholder and the name and address of the beneficial owner on whose behalf the proposal is made, a representation that the stockholder is a holder of record, class, series and the number of shares of Common Stock owned of record or beneficially by the stockholder and the beneficial owner on whose behalf the proposal is made, a description of all arrangements and understandings between the stockholder and the beneficial owners, if any, and that the stockholder intends to appear in person or by proxy at the annual meeting. Notice of an item of business must also include a brief description of the proposed business, the text of the proposal, the reason for conducting such business at the annual meeting and any material interest of the stockholder in such business.

ITEM 1 — ELECTION OF DIRECTORS

Composition of Board and Nomination of Class III Directors

Our Board is currently comprised of ten members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, Madison Dearborn Capital Partners IV, L.P. (“MDCP”), had the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP (“Syufy Enterprises”) had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Currently, only the Mitchell Investors have a right to designate two nominees to the Board pursuant to the Director Nomination Agreement. MDCP, Syufy Enterprises and Quadrangle Investors no longer have any beneficial ownership in the Company’s Common Stock. However, Mr. Benjamin Chereskin and Mr. Vahe Dombalagian (former nominees of MDCP), Mr. Peter Ezersky (a former nominee of Quadrangle Investors) and Mr. Ray Syufy (a former nominee of Syufy Enterprises) are continuing as directors subject to their re-election upon the expiry of their terms.

The terms of the current Class III directors, Mr. Benjamin Chereskin, Mr. Lee Roy Mitchell and Mr. Raymond Syufy expire at the Annual Meeting.

The Mitchell Investors nominated Mr. Mitchell for election to the Board at the Annual Meeting as a Class III director. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Chereskin and Syufy for election to the Board at the Annual Meeting as Class III directors. Each of the Class III directors, if elected, will serve on the Board for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2016.

Each nominee has consented to be named herein and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any nominee become unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Director Qualifications and Board Diversity

Our Third Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. The Nominating and Corporate Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise.

Currently, two of our Board members are nominees of our stockholders pursuant to the Director Nomination Agreement. The Nominating and Corporate Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contribute new ideas in a productive and congenial manner and regularly attend board meetings.

Information on each of our nominees and continuing directors is given below.

Nominees for Class III Directors

Term Expiring 2016

Name	Business Experience
Benjamin D. Chereskin 54

Mr. Chereskin has served as a director since April 2004 and is the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. Mr. Chereskin is President of Profile Management LLC (“Profile Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of Madison Dearborn Partners, LLC (“MDP”), a private equity investment firm and an affiliate of MDCP, from 1993 until October 2009, having co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin is a former nominee of MDCP pursuant to the Director Nomination Agreement. He is nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract capital which helps us implement our business strategies and integrate growth opportunities. Mr. Chereskin’s knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell 76

Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of National CineMedia, Inc. He was on the board of directors of Texas Capital Bancshares, Inc. from 1999 until 2011. Mr. Mitchell is the brother-in-law of Walter Hebert, III, a Senior Vice-President of the Company. Mr. Mitchell is nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership to the Board.

Name	Business Experience
Raymond W. Syufy 50

Mr. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed Chief Executive Officer and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as Chief Executive Officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas. Mr. Syufy is a former nominee of Syufy Enterprises pursuant to the Director Nomination Agreement. He is nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in operations. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the Class III nominees.

Continuing Class II Directors

Term Expiring 2015

Name	Business Experience
Vahe A. Dombalagian 39

Mr. Dombalagian has served as a director since April 2004 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. Mr. Dombalagian is a Managing Director of MDP, a private equity investment firm and an affiliate of MDCP. He has been with MDP since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group and Bear, Stearns & Co., Inc. Mr. Dombalagian was a member of the board of directors and on the compensation and audit committees of TransUnion Corp. (TransUnion”) from June 2010 to April 2012. Mr. Dombalagian is a former nominee of MDCP pursuant to the Director Nomination Agreement.

Mr. Dombalagian’s experience in investment banking and private equity has provided significant contributions to the Board on investment and strategic planning in a challenging economic environment. His advice on compensation plans and structures as well as financing and acquisition decisions has been valuable to the Board.

Peter R. Ezersky 52

Mr. Ezersky has served as a director since December 2004 and is a member of the Audit Committee of the Board. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC (the “Quadrangle Group”), a private equity firm, focused on the firm’s media and communications business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors of Dice Holdings, Inc. and its compensation and nominating and corporate governance committees and was on the board of directors of Protection One, Inc. from October 2009 to June 2010. Mr. Ezersky is a former nominee of the Quadrangle Investors pursuant to the Director Nomination Agreement. He was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Ezersky’s career in private equity has given him knowledge of finance and the filmed entertainment creation and distribution business. His contribution to the Board is primarily in the area of capital market issues and his experience in media and communications has been beneficial for the Company in its relationships with the movie studios.

Name	Business Experience
Carlos M. Sepulveda 55

Mr. Sepulveda has served as a director since June 2007. He is the Chairman of the Audit Committee of the Board and is designated as the Audit Committee financial expert. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Mr. Sepulveda has resigned as the President and Chief Executive Officer of Interstate Battery effective May 1, 2013 after which he will become the Executive Chairman of the Board of Triumph Bancorp, Inc., a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to joining Interstate Battery in 1990, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. He was nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the Chief Executive Officer of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Continuing Class I Directors

Term Expiring 2014

Name	Business Experience
Steven P. Rosenberg 54

Mr. Rosenberg has served as a director since April 2008 and is a member of the Audit Committee of the Board. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and its human resources committee and PRGX Global, Inc. and its audit and compensation committees. Mr. Rosenberg was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior 69

Mr. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is a former nominee of MDCP pursuant to the Director Nomination Agreement.

Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

Donald G. Soderquist 78

Mr. Soderquist has served as a director since June 2007. Since 2001, he has been a motivational speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2002, in various capacities including Senior Vice Chairman and Chief Operating Officer. Mr. Soderquist is a former nominee of MDCP pursuant to the Director Nomination Agreement.

As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Name	Business Experience
Roger T. Staubach 70

Mr. Staubach has served as a director since June 2007. Since July 2008, Mr. Staubach has been the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in commercial real estate services and investment management. Prior to joining Jones Lang LaSalle, Mr. Staubach was the Chairman and Chief Executive Officer of The Staubach Company, a global commercial real estate strategy and services firm, from 1979 until 2008. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation, Jones Lang LaSalle and Cyrus One. Mr. Staubach is a former nominee of MDCP pursuant to the Director Nomination Agreement.

Mr. Staubach brings significant experience to the Board as the founder of a successful, global commercial real estate company. His leadership skills and extensive real estate knowledge provide expertise to the Board in this key strategic area of the Company’s operations.

CORPORATE GOVERNANCE

General

We are governed by our directors who, in turn, appoint executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of key Company policies.

Board Leadership Structure

Since December 2006, we have split the roles of Chairman of the Board and Chief Executive Officer. Lee Roy Mitchell, the founder of the Company, had been Chairman and Chief Executive Officer since the Company’s inception until December 2006, when the Board deemed it to be in the best interest of the Company to separate the two positions. Mr. Mitchell is currently the executive Chairman of the Board and Mr. Warner is the Chief Executive Officer. The Board believes that this structure is appropriate for the Company. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management in strategic planning.

Prior to February 15, 2012, Mr. Stock was our Chief Executive Officer. Effective February 15, 2012, Mr. Stock retired and was succeeded by Mr. Warner. Mr. Warner, who has served as the President and Chief Operating Officer of the Company since December 2006, brings over 30 years of motion picture exhibition industry experience to the Chief Executive Officer position, including more than 16 years with the Company. As the Chief Operating Officer, Mr. Warner has led the Company’s domestic operations and managed the Company’s growth and development. Mr. Warner joined the Company in 1996 as President of Cinemark International, L.L.C., now the Company’s fastest growing division, and developed and established successful theatrical exhibition operations in 14 countries. Mr. Warner’s extensive industry experience and relationships, coupled with proven management and operational skills, make him well-suited to conduct the Company’s day-to-day management and implement the strategic vision of the Board.

In addition to the separation of the two positions, the Board has a lead independent director which role provides leadership and an organizational structure for the non-executive directors. Our lead independent director presides over executive sessions of the Board, serves as a liaison between the non-management directors and the Chief Executive Officer, plays a key role in overseeing performance evaluations of the Board and is available for communication with our stockholders.

Board’s Role in Risk Oversight

The Board discusses with management major risk factors relating to the Company and its performance and reviews measures to address and mitigate such risks. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility to the Audit Committee with respect to financial and accounting risks. The Audit Committee discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company’s risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

Director Independence

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee each of which is further described below. Based upon a review by the Nominating and Corporate Governance Committee, the Board has determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the NYSE director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. For purposes of Board membership, the Board affirmatively determined the independence of each member of the Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the director:

1.	is or has been within the last three years an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) an immediate family member is a current partner of such a firm; (c) an immediate family member is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held four regular meetings and took action by written consent on three occasions during the fiscal year ended December 31, 2012. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. Seven directors attended the 2012 Annual Meeting.

Executive Sessions

As a part of each regularly scheduled Board meeting, our non-management directors meet in executive sessions with no Company employees present. The presiding director of the executive sessions is currently Mr. Donald Soderquist.

Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Corporate Governance Guidelines;

•	Amended Audit Committee Charter;

•	Nominating and Corporate Governance Committee Charter; and

•	Amended and Restated Compensation Committee Charter.

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com.

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any committee thereof. The Code of Business Conduct and Ethics is available on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

The Board has three principal standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement:

Name of Director		Audit	Nominating & Corporate Governance	Compensation
Benjamin D. Chereskin*	I
Vahe A. Dombalagian	I
Peter R. Ezersky	I
Lee Roy Mitchell	«
Enrique F. Senior	I
Steven P. Rosenberg	I
Carlos M. Sepulveda**	I
Don Soderquist	I
Roger Staubach	I
Raymond W. Syufy

«	=	Chairman of the Board
I	=	Independent
	=	Committee Member
*	=	Committee chairperson
**	=	Committee chairperson and financial expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. The Nominating and Corporate Governance Charter is available on our Web site at www.cinemark.com. Subject to the right of the Mitchell Investors (as defined in the Director Nomination Agreement) to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying individuals qualified to serve as members of the Board, make recommendations to the Board concerning committee appointments, develop and recommend to the Board a set of corporate governance principles for the Company and oversee the Board’s evaluation of management.

Although the Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the Chief Executive Officer and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

To recommend a candidate for election to the Board for the 2014 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);

•	the name, age, business and residential addresses of the stockholder’s nominee for director;

•

the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the Chief Executive Officer.

As provided in the Company’s Corporate Governance Guidelines, nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Nominating and Corporate Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

The Nominating and Corporate Governance Committee took action by written consent on one occasion during 2012.

Audit Committee

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Please also refer to Mr. Sepulveda’s qualifications described on page 20 under Item 1.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee. The current copy of the Audit Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Audit Committee include the following:

•

assist the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	approve the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace our independent registered public accountants;

•	approve audit and non-audit services to be performed by the independent registered public accountants;

•

establish procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee held four meetings and took action by written consent on one occasion during 2012.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such subcommittee is presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all fees for 2012 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees to Deloitte & Touche for professional and other services rendered by them during fiscal years ended 2012 and 2011, respectively:

Fees	2012	2011
Audit	$1,930,598	$1,904,000
Audit Related	$-	$-
Tax(1)	$262,320	$298,000
Other	$-	$-
Total	$2,192,917	$2,202,000

(1) Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

During its February 19, 2013 meeting, the Audit Committee reviewed and discussed with Company management and Deloitte & Touche the results of the audit for the 2012 fiscal year. The Audit Committee discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche its independence. The Audit Committee determined that Deloitte & Touche was independent of the Company.

During its February 19, 2013 meeting, the Audit Committee also reviewed and discussed with management and Deloitte & Touche, a draft of the 2012 Form 10-K and the audited financial statements for the year ended December 31, 2012, which had been provided to the Audit Committee in advance of the meeting. Management has the responsibility for the preparation of the financial statements, including the evaluation of the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the Board that the Company’s audited financial statements for the 2012 fiscal year be included in the 2012 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chairman)

Steven P. Rosenberg

Peter R. Ezersky

Compensation Committee

Each of the Compensation Committee members qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”) setting forth the purpose and responsibilities of this committee. The Compensation Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Compensation Committee are primarily to establish the Company’s compensation policy, set annual base salaries of our executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Board) the Company’s annual cash bonus and long-term equity incentive compensation plans for all eligible employees. In determining the compensation of our executive officers, the Compensation Committee has the authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the Chief Executive Officer and executive compensation. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executive officers are involved in the Compensation Committee’s determination of their own compensation. Since 2007, the Compensation Committee has authorized Company management to engage the outside compensation consultant, Longnecker & Associates (“L&A”), to review executive compensation annually and make recommendations regarding the Company’s executive compensation program. L&A is independent of management and the Compensation Committee and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. L&A does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2012 compensation levels of the executive officers based on appropriate peer companies and market survey data. The Compensation Committee has the authority to delegate any of its responsibilities to one or more sub-committees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee reviewed the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement with our management and upon such review recommended to the Board that the CD&A be included in this proxy statement.

The Compensation Committee took action by written consent on three occasions during 2012.

Director Compensation

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to the Company. Only those members of the Board who constitute non-employee directors are eligible to receive compensation under this Policy. Non-employee directors include any member of the Board who (i) is neither our employee nor an employee of any of our subsidiaries; and (ii) is not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Board:

(a)	A base director retainer of $50,000;

(b)	An additional retainer of $20,000 if such non-employee director serves as the Chairman of the Audit Committee;

(c)	An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the Chairman of the Audit Committee;

(d)	An additional retainer of $10,000 if such non-employee director serves as the Chairman of the Compensation Committee;

(e)	An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the Chairman of the Compensation Committee; and

(f)	An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. Additionally, on an annual basis, the non-employee directors receive a grant of restricted stock of the Company’s Common Stock valued at $100,000. The number of shares of restricted stock to be issued is determined by dividing $100,000 by the fair market value of a share of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to the Company through the vesting date. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable SEC rules and NYSE listing standards. All grants of restricted stock are made pursuant to the Restated Incentive Plan.

Members of the Board who are also officers or employees of our Company do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting that they attend.

The following table sets forth certain information regarding the compensation of our directors for year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Benjamin D. Chereskin	65,000	99,988	3,856	168,844
Vahe A. Dombalagian	60,000	99,988	1,828	161,816
Peter R. Ezersky	60,000	99,988	3,856	163,844
Steven P. Rosenberg	60,000	99,978	3,904	163,882
Enrique F. Senior	50,000	99,988	3,856	153,844
Carlos M. Sepulveda	70,000	99,988	3,856	173,844
Donald G. Soderquist	50,000	99,988	3,856	153,844
Roger T. Staubach	50,000	99,988	3,856	153,844
Raymond W. Syufy	50,000	-	-	50,000

(1)	Fees earned by our non-employee directors pursuant to our Non-Employee Director Compensation Policy.

(2)

Under the Non-Employee Director Compensation Policy, in April 2012, Mr. Rosenberg received the annual stock grant of 4,528 shares of restricted stock and in July 2012, Messers. Chereskin, Dombalagian, Ezersky, Senior, Sepulveda, Staubach and Soderquist each received the annual stock grant of 4,353 shares of restricted stock.

The grant date fair value of the restricted stock awarded to Mr. Rosenberg in April 2012 was calculated using the closing price of our Common Stock on April 2, 2012 of $22.08 per share.

The grant date fair value of the restricted stock awarded to each of Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist in July 2012 was calculated using the closing price of our Common Stock on July 2, 2012 of $22.97 per share.

The grant date fair value of each equity award has been determined in accordance with FASB ASC Topic 718.

See Note 19 to the Company’s 2012 Form 10-K, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

(3)	The amounts reported are dividends paid during 2012 on the shares of unvested restricted stock. See Security Ownership of Certain Beneficial Owners and Management.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our named executive officers and certain other officers for whom we file reports under Section 16 of the Exchange Act:

Name	Age	Position
Lee Roy Mitchell	76	Chairman of the Board; Director
Tim Warner	68	Chief Executive Officer; President; Chief Operating Officer
Robert Copple	54	Chief Financial Officer; Executive Vice President; Treasurer; Assistant Secretary
Valmir Fernandes	52	President-Cinemark International, L.L.C.
Michael Cavalier	46	Senior Vice President-General Counsel and Secretary
Tom Owens	56	Senior Vice President-Real Estate
Steve Bunnell	53	Senior Vice President-Global Content Programming

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of National CineMedia, Inc. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company and the brother-in-law of Walter Hebert, III, the Senior Vice President – Purchasing of the Company.

Tim Warner has served as the Chief Executive Officer since February 15, 2012 upon the retirement of Alan W. Stock. Mr. Warner served as President and Chief Operating Officer since December 2006, Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as Executive Vice President since January 2007, as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche where he was employed from 1982 until 1993.

Valmir Fernandes has served as President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was the General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel from August 1999 to January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as Senior Vice President-Real Estate since January 2007, as Vice President-Development from December 2003 to January 2007 and as Director of Real Estate from April 2002 to December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009 and became the Senior Vice President-Global Content Programming in June 2012. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program. In 2012, the named executive officers were the following:

1.	Lee Roy Mitchell, Chairman of the Board and founder of the Company, with the Company since its inception in 1987;

2.	Alan W. Stock, Chief Executive Officer, retired effective February 15, 2012, after 26 years of service to the Company;

3.	Tim Warner, Chief Executive Officer (effective February 15, 2012), President and Chief Operating Officer, with the Company for 17 years;.

4.	Robert Copple, Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary, with the Company for 17 years;

5.	Valmir Fernandes, President of Cinemark International, L.L.C. with the Company for 16 years; and

6.	Michael Cavalier, Senior Vice-President, General Counsel and Secretary, with the Company for 20 years.

In this proxy statement, all members of management, including the named executive officers, are referred to as “executive officers.”

Executive Summary

The goal of our executive compensation program is to align the executives’ and stockholders’ long-term interests. Our executive compensation program is structured to attract, motivate, reward and retain high caliber talent who will direct the Company to increase our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment. We use traditional compensation elements of annual base salary, annual cash incentives, long-term incentives, and employee benefits to deliver competitive and performance-based compensation. All our pay decisions for the executive officers are made solely by our Compensation Committee with input from the Chief Executive Officer (other than for himself). In evaluating the appropriateness of pay of the named executive officers, in addition to individual roles and responsibilities, the Compensation Committee takes into consideration compensation data for similarly placed executives in companies within our compensation peer group.

Stockholder Support of Executive Compensation

At the 2012 Annual Meeting, the 2012 Say-On-Pay garnered the support of approximately 99% of the Company’s stockholders who voted at the 2012 Annual Meeting either in person or via proxy. Hence, the Compensation Committee did not make any structural change to our executive compensation program in 2012.

Objectives of Executive Compensation

The objectives of our executive compensation program are as follows:

•	Motivate our executives to:

➢	Achieve day-to-day operational efficiency and excellence;
➢	Minimize incentives for imprudent risk taking in business practices;
➢	Meet short-term strategic and financial goals;
➢	Deliver on long-term business strategies that would enhance stockholder value through continued growth and competitiveness; and

•	Value and reward performance both over the short-term as well as the long-term to enable us to retain the executive talent.

Accordingly, our compensation program is structured to retain, attract and develop the best people and to link compensation to performance, by following the below principles:

•	Setting a level of compensation for each position that is competitive based on the skill and knowledge of the individual;

•	Recognizing the effort, leadership and responsibility needed to perform the job successfully and to achieve the performance goals; and

•	Using a mix of fixed and variable pay components with different time horizons and payout forms to reward and motivate achievements of short-term and long-term goals;

Company Performance Highlights in 2012

The fiscal year ended December 31, 2012 was another successful year for the Company. We achieved a 6.6% increase in worldwide attendance and set a Company record of 263.7 million patrons. We also reached a milestone in Latin America, surpassing 100 million patrons. Our worldwide admission revenues increased 7.4% in 2012, outperforming the estimated North American industry box office by approximately 130 basis points. In 2012, we continued to be the #1 attended worldwide exhibitor.

Some of the key indicators of the Company’s financial health and performance over the five year fiscal period, 2008-2012 are as follows:

The Company’s revenues for the year ended December 31, 2012 increased 8.5% to $2,473.5 million from $2,279.6 million for the year ended December 31, 2011 and 42% from $1,742.2 million for the year ended December 31, 2008.

Net income (loss) attributable to the Company for the year ended December 31, 2012 increased to $168.9 million from $130.5 million for the year ended December 31, 2011 and from $(48.3) million for the year ended December 31, 2008.

Diluted earnings (loss) per share for the year ended December 31, 2012 was $1.47 compared to $1.14 for the year ended December 31, 2011 and $(0.45) for the year ended December 31, 2008.

The Company ended 2012 with a solid balance sheet with strong cash flow from operating activities and a solid cash position at year-end of $742.6 million, an increase of 42% from $521.4 million at year-end 2011 and 112% from $349.6 million at year-end 2008.

Some of the other highlights of the Company’s performance in 2012 were as follows:

•	Adjusted EBITDA for the year ended December 31, 2012 increased 13.4% to $589.2 million from $519.5 million for the year ended December 31, 2011[2];

•	Continued strong performance by our international segment which generated revenues of approximately $777.7 million, or 31.4% of our total revenue;

•

Continued investment in the domestic and international theatre circuit by building new theatres, closing low performing theatres and acquiring high quality assets to further enhance the Company’s diversified footprint; and

•	Continued digital conversion of our international theatres, which are currently approximately 42% digital, and roll out of our Cinemark XD Extreme Digital Cinema and NextGen concepts.

2 Reconciliations of non-GAAP financial measures are provided in footnote 23 on page F-46 of the 2012 Form 10-K.

The Company also strengthened its performance over the past five years relative to its peers. The one- year, three- year and five- year TSR for the Company are 45.1%, 99% and 76.6% respectively. We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the ‘performance peer group”). Our performance peer group includes the three publicly-held companies in our industry, namely, Regal Entertainment Group (RGC), Carmike (CKEC) and IMAX Corporation (IMAX). We believe that our custom performance peer group is an appropriate benchmark for evaluating our fiscal performance since we directly compete with these companies for business and investor capital. The Company’s cumulative total return between 2008 and 2012 as compared to the performance peer group and S&P 500 is presented below.

Through our performance we have established ourselves as one of the industry leaders. We believe hiring, motivating and retaining one of the best executive management teams in the industry has given us the leadership that is required to achieve high performance levels. Headed by the Chairman of the Board and the founder of the Company, Lee Roy Mitchell, our executive management team brings experience and industry knowledge that is quite unique. Our named executive officers have made their careers in the movie-exhibition industry and their experience ranges from 16 to 54 years with the Company. Our management team has successfully navigated us through many industry and economic cycles. At Cinemark, we view our employees as an “investment” for the future. We invest in our employees for future opportunity to deliver more value to our stockholders and patrons.

Compensation Highlights for 2012 for the Named Executive Officers

The highlights of the compensation of the named executive officers in 2012 were as follows:

Base Salary:

•	Mr. Stock’s annual base salary from January 1, 2012 – February 15, 2012, as Chief Executive Officer, was $646,522, an increase of 2% from his 2011 annual base salary.

•	Mr. Warner’s annual base salary from January 1, 2012 – February 15, 2012, as President and Chief Operating Officer, was $473,744, an increase of 2% from his 2011 annual base salary.

•

Effective February 15, 2012, Mr. Warner’s annual base salary was increased to $700,000, upon his appointment as the new Chief Executive Officer in addition to his roles as the President and Chief Operating Officer of the Company, an increase of 8% from Mr. Stock’s 2012 annual base salary.

•	Mr. Copple’s annual base salary from January 1, 2012 – February 15, 2012, as Chief Financial Officer, was $445,877, an increase of 2% from his 2011 annual base salary.

•

Effective February 15, 2012, Mr. Copple’s annual base salary was increased to $500,000 as the Board recognized Mr. Copple’s increased leadership role in the Company upon the change in the position of the Chief Executive Officer.

•	The annual base salaries of Messers. Mitchell, Fernandes and Cavalier increased by 2% from their respective 2011 annual base salaries.

See Summary Compensation Table for 2012 on page 54 for further detail regarding annual base salaries of the named executive officers.

Cash Bonus (Target Opportunity):

•	Effective February 15, 2012, Mr. Warner’s target annual cash bonus opportunity was increased from 75% to 100% to match Mr. Stock’s target annual cash bonus opportunity since 2008.

•	Effective February 15, 2012, Mr. Copple’s target annual cash bonus opportunity was increased from 75% to 100% to provide increased incentive for his performance in an enhanced leadership position.

•	The target annual cash bonus opportunities of Messers. Mitchell, Fernandes and Cavalier remained at the 2011 levels of 100% for Mr. Mitchell and 75% for Messers. Fernandes and Cavalier.

Cash Bonus (Performance Target and Payout):

•	In February 2012, the Compensation Committee pre-established the target annual cash bonus opportunity for the fiscal year 2012.

•

The target annual cash bonus opportunity for 2012 was set at Adjusted EBITDA of $545.6 million, a 5% increase over our 2011 results. The below table provides the performance targets pre-established by the Compensation Committee for 2012:

Year	Adjusted EBITDA Levels (in millions)
	Minimum	Target	Maximum
2012	$ 491.0	$ 545.6	$ 572.9

The Adjusted EBITDA achieved by the Company in 2012 for purposes of the Bonus Plan was $589.2 million3. Consequently, the named executive officers (except Mr. Stock) and the participants to the Bonus Plan received the annual cash bonus for 2012 at the maximum level, which is 133.33% of their respective target annual cash bonus opportunity.

The actual amounts of annual cash bonus paid to each of the named executive officers in February 2013 for the 2012 fiscal year were as follows:

Name	Bonus
Lee Roy Mitchell	$1,135,409
Tim Warner	$933,310
Robert Copple	$666,650
Valmir Fernandes	$364,131
Michael Cavalier	$362,266

3 Reconciliations of non-GAAP financial measures are provided in footnote 23 on page F-46 of the 2012 Form 10-K.

Mr. Stock did not receive any annual cash bonus for 2012.

See Grants of Plan-Based Awards in 2012 on page 57 for further detail regarding the annual cash bonus granted to the named executive officers in 2012.

Equity Awards:

Our Restated Incentive Plan provides for the award of both time-based and performance-based equity grants. The Compensation Committee has determined that time-based equity awards is an appropriate vehicle for retention of executive management and rewarding performance over the short-term while performance-based equity awards provide a strong link to motivation for sustained performance. As discussed in greater detail in the section Design of the Executive Compensation Program – Equity Incentive Compensation, every year the Compensation Committee makes a determination of the appropriate mix of time-based and performance-based compensation elements in light of the strategic plans and goals for the current and forthcoming years to balance the objectives of our executive compensation program.

In 2012, the Compensation Committee made the determination to award time-based restricted stock at a higher percentage than performance-based awards. This determination was based upon the recognition of the strong performance of the Company over the prior years, consideration of the growth plans for the ensuing years and particularly, expectation of additional leadership role of each named executive officer due to the change in the position of the Chief Executive Officer.

The following table provides the values of the equity grants made to the named executive officers on March 8, 2012.

Name	Grant Date Value of Restricted Stock	Grant Date Value of Performance Award (in the form of Restricted Stock Units) br (@ Target Vesting)
Tim Warner	$1,619,892	$509,811
Robert Copple	$1,348,501	$291,298
Valmir Fernandes	$1,181,106	$229,616
Michael Cavalier	$1,162,548	$211,059

The time-based restricted stock granted to Messers. Copple, Fernandes and Cavalier shall vest 50% in March 2014 and the remaining 50% in March 2016.

The payout of performance awards (in the form of restricted stock units) is based on the achievement of an IRR for the performance period from January 1, 2012 to December 31, 2014 and continued employment requirement until March 2016.

The time-based restricted stock granted to Mr. Warner in 2012 vests equally over the term of three years from March 2013 to March 2015. If the Restated Employment Agreement is not extended by one year to April 1, 2015, any outstanding restricted stock granted to Mr. Warner subject to time-based vesting shall immediately become vested as of the expiration date of April 1, 2014. Any equity awards with performance-based vesting shall remain outstanding through the remainder of the performance period, that is until December 31, 2014, and if or to the extent the performance provisions are attained, such equity awards shall become immediately and fully vested without regard to any continued employment requirement once the performance provisions have been certified by the Compensation Committee of the Company.

See Grants of Plan-Based Awards in 2012 table on page 57 for further detail regarding the equity awards granted to the named executive officers in 2012.

No equity award was granted to Mr. Stock in 2012.

Also, as in previous years, no equity award was granted to Mr. Mitchell as the Compensation Committee determined that Mr. Mitchell has substantial equity stake in the Company, which, as of the Record Date, is approximately 9%.

The following chart compares the Total Actual Compensation of our Chief Executive Officer against the Company’s TSR over the last five years.

For purposes of this graph, the Total Actual Compensation of the Chief Executive Officer is comprised of the following components:

•	Annual base salary paid during each fiscal year;

•	Cash bonus paid under the Bonus Plan for each fiscal year (but paid in February/March of the following year);

•	Value of equity incentive awards that vested during each fiscal year;

•

For stock options, the value shown is the realized value based on the amount by which the market price at exercise exceeded the exercise price. The options were granted to the Chief Executive Officer in 2004 under the 2004 Cinemark, Inc. Long Term Equity Incentive Plan. The options were exercised in 2009. No options have been granted by the Company since 2004.

•	The value of time-based restricted stock awards was computed based upon the closing price of Common Stock on the vest date.

•

Performance-based awards do not vest at the end of the performance period but have an additional one year employment requirement. Hence, the value of performance-based awards was calculated as of the vest date. The first payout of the performance-based restricted stock units was in March 2012.

•	Value of all “other compensation” as disclosed in the Summary Compensation Table.

The TSR is the one- year TSR for the respective year.

Overall, in 2012, the Company’s executive compensation program has benefited our stockholders. The structure of the program has ensured pay-for-performance thereby increasing shareholder return while retaining executive talent each of whom has been with the Company for a significant number of years.

The Process of Setting Executive Compensation

How Do We Set Executive Compensation?

Compensation Committee. The Compensation Committee is responsible for:

•	establishing, evaluating and overseeing the Company’s compensation program;

•	determining the compensation of each of the named executive officers;

•	determining the compensation of the other executive officers and other senior officers as it deems appropriate;

•

establishing certain business criteria and performance targets relevant to the compensation of the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity and non-equity based compensation.

The Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation of the named executive officers (other than the Chief Executive Officer) and the other executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from the compensation consultants.

The Compensation Committee determines the level of annual cash incentive compensation and long-term equity incentive compensation during the first quarter of a fiscal year. The Compensation Committee advises the Board of its determination prior to implementation of such compensation of the named executive officers and other executive officers as it deems appropriate. While the Compensation Committee may consider input provided by the Board, the decisions regarding annual cash incentive compensation and long-term equity incentive compensation are made solely by the Compensation Committee.

Compensation Consultant. The Compensation Committee Charter authorizes the Compensation Committee to retain one or more compensation consultants to assist in the evaluation of executive compensation. Since 2007, the Compensation Committee has authorized the Company management to engage the outside compensation consultant, Longnecker & Associates (“L&A”), to review executive compensation annually and make recommendations regarding the Company’s executive compensation program.

Pursuant to the rules of the SEC and NYSE, the Board has determined that L&A is independent of management and the Compensation Committee. L&A provides to the Compensation Committee compensation data (including data provided by management) based upon review of compensation practices at appropriate peer companies and market survey. The Compensation Committee reviews and discusses the data with L&A and makes determinations of compensation levels of the executive officers. L&A does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2012 compensation levels of the named executive officers.

Role of Chief Executive Officer and Management. As part of our annual budget and performance review, the Chief Executive Officer conducts a review of the aggregate level of our executive compensation. The review considers financial and non- financial criteria to measure our performance against internal goals and the performance of our competitors in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of annual base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation of the executive officers (other than for himself). Management also provides to the Compensation Committee data related to the competitive market for executives, compensation levels and compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent. All decisions with regards to executive compensation are made solely by the Compensation Committee.

Design of the Executive Compensation Program

The principal elements of our executive compensation are as follows:

•	annual base salaries;

•	annual performance-based cash incentive compensation or annual cash bonus; and

•	equity-based incentive compensation (time-based and performance-based awards).

Generally, total compensation of all executive officers is distributed between the three elements. We believe this distribution, between fixed and variable components, maintains a competitive compensation program while appropriately mitigating risk. Annual base salary and time-based equity awards are the fixed components of the total compensation of an executive as such components are subject only to the continued employment of the executive. Cash bonus and performance-based equity awards are the variable components as the amounts of such compensation are subject to Company performance over a one- and three- year period respectively.

Base Salary

The annual base salary represents minimum payment for a satisfactory level of individual performance for the duration of employment with the Company. The Compensation Committee seeks to keep annual base salary competitive to help attract and retain qualified executives. Annual base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer compensation data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

As of December 31, 2012, the Company had employment agreements with certain executive officers - Messers. Mitchell, Warner, Copple, Cavalier, Fernandes, Bunnell and Carmony. Under the employment agreements, the annual base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

The average increase in the annual base salaries of the executive officers, other than the named executive officers, in 2012 was approximately 4%.

See Summary Compensation Table for 2012 on page 54 for the annual base salaries paid to the named executive officers in 2012.

Cash Incentive Compensation

At the 2008 Annual Meeting, the stockholders approved the performance-based cash incentive compensation pursuant to the Bonus Plan. In setting total compensation, the Compensation Committee considers annual cash incentives based on the Company’s annual performance to be an important tool in motivating and rewarding the performance of the participants to the Bonus Plan. The objective of the Bonus Plan is to make annual cash bonus payments to individuals based on the achievement of certain pre-established performance metrics set as goals for the Company to achieve during the fiscal year that would contribute to the growth, profitability and increased value of the Company. However, while the annual cash bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial risks of the Company. Consequently, annual cash bonus percentages are commensurate with the participant’s position and potential impact on the Company’s performance. As such, the named executive officers and certain other executive officers have a higher target annual cash bonus opportunity as compared to other participants. The Compensation Committee has determined that the positions of the Chairman of the Board and that of the Chief Executive Officer have the greatest management and oversight responsibilities in directing the Company’s growth. Consequently, the Compensation Committee deems it appropriate to incentivize the Chairman of the Board and the Chief Executive Officer by apportioning a higher percentage of their annual base salary as the target annual cash bonus opportunity as compared to the other named executive officers.

Also, as discussed previously, in February 2012, upon the change in the position of the Chief Executive Officer, the Board recognized the additional leadership role expected of Mr. Copple upon the change in the position of the Chief Executive Officer. Based upon that determination, effective February 15, 2012, the Compensation Committee raised the target annual cash bonus opportunity of Mr. Copple from 75% to 100% of his annual base salary.

The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. During the first quarter of the fiscal year, the Compensation Committee approves the threshold, target and maximum level of annual cash bonus for the participants to the Bonus Plan. The target annual cash bonus amount is generally set at a percentage of the participant’s annual base salary although the Compensation Committee may take into account other factors deemed relevant, such as the individual’s performance and contributions outside of the quantitative targets and recommendations from the Chief Executive Officer (except for target annual cash bonus amounts for himself).

The bonus opportunities of the named executive officers for the 2012 fiscal year were as follows:

Name	Threshold (as % of Target)	Target (as % of Base Salary)	Maximum (as % of Target)
Lee Roy Mitchell	33.33%	100%	133.33%
Tim Warner	33.33%	100%	133.33%
Robert Copple	33.33%	100%	133.33%
Valmir Fernandes	33.33%	75%	133.33%
Michael Cavalier	33.33%	75%	133.33%

Each participant under the Bonus Plan is entitled to receive a ratable portion of his target annual cash bonus based upon the Company’s level of achievement of the performance metric. Thus, the actual amount of annual cash bonuses paid, if any, may result in a annual cash bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

Under the Bonus Plan, the maximum annual cash bonus amount of a named executive officer is capped at 200% of such named executive officer’s annual annual base salary at the time the target annual cash bonus is determined.

(2) Setting the Performance Target. During the first quarter of each fiscal year, the Compensation Committee establishes the performance target of the Company for the year. Performance target may include factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

The Adjusted EBITDA performance levels for purposes of the Bonus Plan for 2012, before payment of annual cash bonuses, was set by the Compensation Committee in March 2012 as follows:

Adjusted EBITDA Levels	Amounts (in millions)
Minimum	$491.0
Target	$545.6
Maximum	$572.9

The Adjusted EBITDA target of $545.6 million was set approximately 5% higher than the Adjusted EBITDA achieved by the Company during the 2011 fiscal year. The Adjusted EBITDA achieved by the Company in 2012 for purposes of the Bonus Plan was $596.8 million. The reported Adjusted EBITDA was $589.2 million after adjustment for payment of annual cash bonuses of $7.6 million4.

(3) Measuring Performance. Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the annual cash bonus (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including to reduce the amount of the annual cash bonus at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot adjust upwards the cash incentive compensation payable to a named executive officer or waive the achievement of a performance target requirement for a named executive officer except in the case of the death or disability of the executive or a change-in-control of the Company.

4 Reconciliations of non-GAAP financial measures are provided in footnote 23 on page F-46 of the 2012 Form 10-K.

In February 2013, the Compensation Committee certified, based upon the Adjusted EBITDA level achieved by the Company in 2012, that the annual cash bonus payment for the 2012 fiscal year is 133.33% of the target annual cash bonus opportunity of each participant to the Bonus Plan.

See Summary Compensation Table for 2012 on page 54 for the actual annual cash bonuses paid to the named executive officers for 2012.

Equity Incentive Compensation

At the 2008 Annual Meeting, the stockholders approved the Restated Incentive Plan pursuant to which the Compensation Committee annually awards time-based and performance-based equity compensation. Time-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Long-term performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders.

Pursuant to the Restated Incentive Plan, restricted stock and performance awards (in the form of restricted stock units) have been granted annually to eligible employees, including the named executive officers. Typically, grants to all eligible employees, including the named executive officers, are made on the same day (within the first 90 days of the fiscal quarter).

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that restricted stock and performance awards are a superior vehicle of incentive compensation than stock options by allowing our executives to benefit from our dividend policy.

Restricted Stock. Generally, restricted stock is awarded to eligible employees annually as a retention incentive. Periodic awards of restricted stock can also be made at the discretion of the Compensation Committee and such periodic awards have been made in certain limited instances to attract executive talent. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to some adjustment based on the individual employee’s performance during the previous fiscal year. The Chief Executive Officer, given his leadership position, role in Company growth and risk undertaking in decision-making, is awarded restricted stock at a higher percentage of annual base salary compared to the other named executive officers and executive officers. All participants to the Restated Incentive Plan are eligible to receive restricted stock. Restricted stock granted under the Restated Incentive Plan typically vests 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. As disclosed earlier in this proxy statement, the restricted stock granted to Mr. Warner in 2012 vests in equal amounts over a three year vest period from March 2013 to March 2015. Restricted stock awards granted to Mr. Warner in years prior to 2012 shall remain subject to the four year vesting similar to that of other executive officers.

Recipients of restricted stock awards are permitted to:

(i) receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii) to vote such Common Stock during the restriction period.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the named executive officers and certain executive officers who have a significant impact on the Company’s long-term performance are eligible to receive performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if performance award is in the form of restricted stock unit) or shall vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for the year. Common Stock received upon attainment of the performance goals under a restricted stock unit award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be paid to the recipient when the established vesting conditions are satisfied.

Since 2008, the performance goal has been based on an implied equity value concept that determines an internal rate of return (“IRR”) during the performance period. The implied equity value is based on a formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments). Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon the IRR during the performance period. The targets for the current fiscal year are established in writing by the Compensation Committee in the first quarter of the fiscal year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR and is further subject to the discretion of the Compensation Committee. If at the end of the performance period the Compensation Committee determines that the performance target has been met, the shares of Common stock subject to each performance award shall be further subject to a one year time-based vesting restriction contingent upon the employee’s continued service.

On March 8, 2012, the performance awards were granted in the form of restricted stock units (“2012 RSU Award”). The following table sets forth the various IRR percentages and the number of corresponding restricted stock units underlying the performance awards that can be earned by each eligible participant:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
Target	IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The 2012 RSU Award shall vest on a prorated basis according to the IRR achieved by the Company during the performance period which is from January 1, 2012 to December 31, 2014. For example, if the Company achieves an IRR equal to 11.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR. Similar to performance awards of previous years, the 2012 RSU Award is subject to a further time-based vesting restriction of one year after 2014 and shall vest upon the employee’s continued service through March 2016.

See Grants of Plan Based Awards in 2012 table on page 57 for further detail regarding the equity awards granted to the named executive officers in 2012.

In February 2013, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2010 to December 31, 2012. Consequently, the Common Stock underlying the performance awards (in the form of restricted stock units) granted to the named executive officers in March 2010 shall be issued in the maximum amounts subject to continued employment of the named executive officer until March 2014. See Outstanding Equity Awards at December 31, 2012 table on page 59 for the number of performance awards that will vest for each named executive officer.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($17,000 for 2012 and $16,500 for 2011 and 2010). In 2012, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2012, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Competitive Positioning

The Compensation Committee aims to competitively align executive compensation. The Compensation Committee believes that our success depends upon our ability to successfully motivate, attract and retain the highest caliber and experienced executive talent who are critical to the execution of our business plans, strategies and overall corporate long-term success. In order to gauge the reasonableness and competitiveness of our executive compensation as compared to the market, the Compensation Committee considers compensation data (total as well as individual components of compensation i.e. annual base salary, targeted annual incentive and long-term incentive opportunities) for similarly-situated executives at a comparison group of companies (referred to as the “compensation peer group”) with whom we compete for executive level talent. The Compensation Committee, with input from management and L&A, annually reviews the companies included within our compensation peer group and may add or eliminate companies as determined appropriate.

For purposes of 2012 executive compensation, the Compensation Committee deemed it appropriate to assess compensation competitiveness with respect to a group of companies broader than the current performance peer group. The selection criteria the Compensation Committee utilized to identify companies for the 2012 compensation peer group was a combination of various factors such as revenue size, asset size, market capitalization, business models that are particularly relevant to Cinemark’s growth in the past five years and its continued strategic expansion in the international markets, which is considered in the industry to be an increasingly important component of the overall box office revenues. Based upon that assessment the following companies within the leisure, hospitality and entertainment services industry comprised our compensation peer group for 2012:

Carmike Cinemas, Inc.	Netflix, Inc.
Chipotle Mexican Grill, Inc.	Panera Bread Co.
Dreamworks Animation SKG, Inc.	Regal Entertainment Group
IMAX Corporation	Sirius XM Radio Inc.
Lion Gate Entertainment Corp.	Wynn Resorts Ltd.

L&A compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. L&A also provided published survey compensation data from multiple sources, including the following surveys:

Economic Research Institute, Mercer, Inc., Kenexa and Towers Watson. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

The following provides an overview of the competitive positioning of the compensation of the Company’s named executive officers as compared to the competitive market:

•	Overall, annual base salaries of the Company’s top five executives are aligned below the market 50th percentile;

•	In terms of targeted cash compensation (annual base salary + targeted annual cash incentive), the top five executives are aligned between the market 25th and 50th percentiles;

•	In terms of grant date fair value of long-term incentives, the top five executives are aligned between the market 25th and 50th percentiles;

•	Overall, our executive team’s total compensation packages (annual base salary + targeted annual cash incentive + long-term incentives) are aligned between the market 25th and 50th percentiles.

Tax Considerations

The Compensation Committee considers the tax effects to the Company when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the named executive officers may not be deductible by the Company due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees” - the Chief Executive Officer and each of the three most highly paid officers (other than our Chief Financial Officer) - is $1 million. Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

In structuring the compensation programs that apply to the covered employees, we considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The performance awards (in the form of restricted stock units) are intended to qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, annual cash bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to annual cash bonuses and performance awards, the Company has also granted, and may continue to grant, time-based restricted stock awards to covered employees that are not intended to be performance-based compensation and will count against the $1 million compensation deduction limit. During 2012, the covered employees, primarily due to the substantial appreciation in the value of Company Stock, recognized compensation in excess of $1 million upon vesting of the restricted stock granted in 2008 and 2010 that was not performance-based and, in part, is not deductible by the Company under Section 162(m) of the Code.

While the Compensation Committee has taken into account the potential application of Section 162(m) of the Code on compensation decisions and the Company generally seeks to ensure the deductibility of the incentive compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of the Company. Therefore, not all incentive compensation awards may be fully deductible by the Company. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that the Company intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that all elements of compensation discussed in this proxy statement will in fact be deductible.

Summary of Agreements with our Named Executive Officers

We have employment agreements with our named executive officers and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Effective February 15, 2012, upon his retirement as the Chief Executive Officer of the Company, Mr. Stock’s employment agreement dated June 16, 2008 was terminated. No further payments are payable by us to Mr. Stock under the employment agreement. However, post-termination obligations of the Company and Mr. Stock (other than compensation payments) shall remain in effect under the employment agreement.

Mr. Stock remains in a consulting role with the Company pursuant to the Consulting Agreement. During the Term, subject to standard withholding and other authorized deductions, the Company shall pay Mr. Stock the following fixed sums for his consulting services:

Period	Amount
February 16, 2012 – December 31, 2012	$1,300,000
January 1, 2013 – December 31, 2013	$1,001,025
January 1, 2014 – April 30, 2014	$333,675

Also, any outstanding equity awards with time-based or performance-based provisions granted to Mr. Stock shall vest in accordance with such equity award agreement and any remaining unvested or unearned equity awards at the end of the Term shall be forfeited. See Outstanding Equity Awards at December 31, 2012 table on page 59 for the number of restricted stock and performance awards that will vest as of April 30, 2014.

In the event of death or disability (as defined in the Consulting Agreement) of Mr. Stock before the expiration of the Term, Mr. Stock or his estate shall be entitled to receive all remaining unpaid compensation through the end of the Term and all equity awards, time-based or performance-based, that vest after Mr. Stock’s death or disability but prior to the end of the Term shall be deemed to have been earned or vested. Mr. Stock and his dependents are entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same term as similarly situated executives actively employed during the Term.

Below is a summary of the key provisions of the employment agreements of Messers. Mitchell, Warner, Copple, Fernandes and Cavalier. Unless otherwise stated the terms of the employment agreements are identical.

Term

The initial term of Mr. Warner’s Restated Employment Agreement terminates on April 1, 2014. However, the Company may elect to extend the term for another one year period at the end of the term.

The initial term of the employment agreements of Messers. Mitchell, Copple, Fernandes and Copple was three years. However, at the end of each year of the term, the term is extended for an additional one year period unless the named executive officer’s employment is terminated.

Base Compensation

The annual base salaries are subject to review by our Compensation Committee for increase (but not decrease) each year. In addition, the named executive officers are eligible to receive an annual cash incentive compensation upon our meeting certain performance targets established by our Compensation Committee for the fiscal year.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell shall receive, in a lump sum, subject to applicable Section 409A requirements, accrued compensation (which includes unpaid annual base salary, a pro rata annual cash bonus for the fiscal year in which the termination occurs and any previously vested equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted); an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent annual cash bonus Mr. Mitchell received for the fiscal year prior to the date of such termination payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

If Mr. Warner resigns for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the term of the Restated Employment Agreement, Mr. Warner shall receive, accrued compensation through the date of termination; an amount equal to Mr. Warner’s annual base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months, and Mr. Warner and his dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twenty-four (24) months from the termination date. The annual base salary payable to Mr. Warner shall be payable in accordance with the Company’s normal payroll practices. Any outstanding equity awards with time-based vesting provisions shall become immediately vested as of the termination date and any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement.

If Messers. Copple, Fernandes or Cavalier resigns for good reason (as defined in the agreement) or is terminated by us without cause, the executive shall receive, in a lump sum, subject to applicable Section 409A requirements, accrued compensation through the date of termination; two times the annual base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; ; an amount equal to the most recent annual cash bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; equity awards other than stock options with time-based vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: accrued compensation through the date of termination; a lump sum payment equal to twelve (12) months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of annual base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan. The executive and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

Termination For Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued annual base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change-in-Control

Mr. Mitchell does not have a change-in-control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change-in-control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s annual base salary and one and one half times the most recent annual cash bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within thirty (30) days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of thirty (30) months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Benefits

The named executive officers qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of annual base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

The employment agreements of Messers. Warner, Copple, Fernandes and Cavalier, provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change-in-control, death or disability occurred on December 31, 2012 may be found under the headings — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change-in-Control” and “Potential Payments Upon Death or Disability.”

Compensation Risk Assessment

The Compensation Committee reviews, approves and certifies the design, goals and payouts under the Bonus Plan and the Restated Incentive Plan. The Compensation Committee monitors whether the Company’s compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	The Company’s performance metrics are established within the first 90 days of the fiscal year;

•	A mix of cash and equity awards with emphasis on equity;

•	Annual cash incentive tied to Company’s overall annual performance and measured against a pre-established objective business criteria;

•	Equity compensation split between long-term and short-term, balancing retention and motivation with long-term Company performance;

•	Equity compensation vesting is multi-year time-based and performance-based (with overlapping performance periods);

•	Compensation Committee has discretion to reduce but may not adjust upward or waive achievement of performance targets for the annual cash incentive award;

•

The Bonus Plan caps the annual cash incentive award payouts at 200% of a named executive officer’s annual base salary and subject to approval by the stockholders of Item 5, will be capped at the lesser of 200% of annual base salary or $3 million;

•	Certain hedging transactions by named executive officers are prohibited;

•	Double trigger for involuntary termination of employment upon change-in-control; and

•	No change-in-control provision in Mr. Mitchell’s employment agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2012 Form 10-K and the Board has approved the recommendation.

Respectfully submitted,

Benjamin D. Chereskin (Chairman)

Vahe A. Dombalagian

Summary Compensation Table for 2012

The following table contains summary information concerning the total compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2012 and whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2012. Pursuant to the rules of the SEC, the compensation paid to Mr. Stock for his services as the Chief Executive Officer from January 1, 2012 until February 15, 2012 and the payments made to him pursuant to the Consulting Agreement have also been disclosed in the table. Also, since Mr. Cavalier was not a named executive officer in 2011 and 2010, his summary compensation information for 2011 and 2010 have been omitted.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lee Roy Mitchell	2012	851,758	-	1,135,409	114,449	2,101,616
Chairman of the Board	2011	834,880	-	1,069,064	114,114	2,018,058
	2010	818,510	-	1,091,347	113,008	2,022,865

Alan W. Stock	2012	99,465	-	-	1,531,767	1,631,232
Chief Executive Officer (January 1, 2012 –February 15, 2012)	2011	633,845	837,333	811,638	137,794	2,420,609
	2010	621,417	2,610,736	828,556	114,289	4,174,997

Tim Warner	2012	700,000	2,129,704	933,310	207,655	3,970,669
Chief Executive Officer, President & Chief Operating Officer	2011	464,455	490,832	446,051	111,210	1,512,548
	2010	455,348	2,289,346	455,348	86,523	3,286,564

Robert Copple	2012	500,000	1,639,799	666,650	198,929	3,005,378
Chief Financial Officer, Executive VP & Treasurer	2011	437,134	461,962	419,813	112,358	1,431,267
	2010	428,563	2,262,532	428,563	87,300	3,206,958

Valmir Fernandes	2012	364,140	1,410,722	364,131	166,173	2,305,166
President – Cinemark International	2011	357,000	409,001	379,328	120,999	1,266,328
	2010	350,000	1,908,864	350,000	105,341	2,714,205

Michael Cavalier	2012	362,275	1,373,606	362,266	164,342	2,262,489
Senior Vice President – General Counsel & Secretary

(1)	The salary reported for Mr. Stock is the salary paid to him from January 1, 2012 – February 15, 2012, based on his salary for 2012 which was set at $646,522 by the Compensation Committee.

Effective February 15, 2012, Mr. Warner’s salary was increased from $473,744 to the reported amount upon his appointment as the new Chief Executive Officer of the Company.

Effective February 15, 2012, Mr. Copple’s salary was increased from $445,877 to the reported amount as the Board recognized his increased leadership role in the Company upon the change in the position of the Chief Executive Officer.

See Compensation Discussion & Analysis for an explanation of the amount of annual base salary paid in proportion to total compensation.

(2)

The reported amounts reflect the aggregate grant date fair value of restricted stock and performance awards (in the form of restricted stock units) granted to the named executive officers in 2012, 2011 and 2010, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 19 to the Company’s 2012 Form 10-K, for discussion of the assumptions used in determining the fair values of these stock awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The grant date fair values were calculated based upon the closing price of the Company’s Common Stock on March 8, 2012 of $21.63, March 31, 2011 of $19.35 and March 31, 2010 of $18.34 per share.

No equity awards were granted to Mr. Stock in 2012 as he had retired from the Company by the grant date.

The target level of payment was assumed as the most probable outcome for the performance awards (in the form of restricted stock units) for purposes of the Summary Compensation Table. The table below provides the fair values of the performance awards (in the form of restricted stock units) at the grant dates in 2012, 2011 and 2010 assuming that the highest level of IRR is achieved:

Name	2012	2011	2010
Alan W. Stock	-	$594,219	$1,499,533
Tim Warner	$764,794	$348,319	$1,258,491
Robert Copple	$436,991	$327,828	$1,238,390
Valmir Fernandes	$344,458	$290,250	$1,041,914
Michael Cavalier	$316,620	-	-

In February 2013, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2010 to December 31, 2012. Consequently, the performance awards (in the form of restricted stock units) that were granted to Messers. Warner, Copple, Fernandes and Cavalier on March 31, 2010 (the “2010 Grant”), shall vest in the maximum amounts subject to continuous employment of the named executive officer until March 31, 2014.

Pursuant to the terms of the Consulting Agreement, the restricted stock and the performance awards (in the form of restricted stock units) granted to Mr. Stock under the 2010 Grant shall also vest on March 31, 2014. However, Mr. Stock shall forfeit 50% of the restricted stock and 100% of the performance awards (in the form of restricted stock units) granted to him on March 31, 2011 (the “2011 Grant”).

The specific terms of the restricted stock and performance awards are discussed in more detail under Compensation Discussion and Analysis. See also Grants of Plan-Based Awards table.

The grant date fair values for the equity awards do not necessarily correspond to the actual values that will be realized by the named executive officers. The actual values realized will depend on the market value of the Common Stock on the vesting dates of the restricted stock and the performance awards.

(3)

The reported amounts are the annual cash bonuses earned by the named executive officers for the fiscal year. Pursuant to the Bonus Plan, the annual cash bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of pre-established performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The 2012 annual cash bonuses were paid on February 21, 2013, the 2011 annual cash bonuses were paid on February 24, 2012 and the 2010 annual cash bonuses were paid on February 24, 2011. Mr. Fernandes’s annual cash bonus was calculated using an average of worldwide EBITDA and international EBITDA performance.

(4)	The compensation reported in this column includes the following:

Name	Fiscal Year	Company Matching Contributions to 401(k) Savings Plan	Life, Group and Disability Insurance Premiums Paid by Company		Dividends Paid on Restricted Stock and Vested RSU(3)	Other
Lee Roy Mitchell	2012	$13,125	$101,324	(1)	-	-
	2011	$12,863	$101,252	(1)	-	-
	2010	$12,863	$100,145	(1)	-	-
Alan W. Stock	2012	$3,462	$3,617		$219,418	$1,305,270	(4)
	2011	$12,863	$3,452		$121,479	-
	2010	$12,863	$3,695		$97,731	-
Tim Warner	2012	$13,125	$4,242		$190,288	-
	2011	$12,863	$3,963		$94,385	-
	2010	$12,863	$2,990		$70,670	-
Robert Copple	2012	$13,125	$4,498		$176,023	$5,283	(5)
	2011	$12,863	$7,370	(2)	$92,126	-
	2010	$12,863	$5,690		$68,747	-
Valmir Fernandes	2012	$13,125	$4,923		$118,125	$30,000	(6)
	2011	$12,863	$4,631		$73,506	$30,000	(6)
	2010	$12,863	$3,122		$52,001	$37,356	(6)
Michael Cavalier	2012	$13,125	$4,919		$146,278	$20.00	(7)

(1)	Includes $1,436 paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Mitchell.

(2)	Includes $25 paid by the Company as premium for Mr. Coppell’s medical insurance.

(3)

Includes dividends paid on all outstanding restricted stock and the dividends that were paid on the performance awards (in the form of restricted stock units) under the 2008 Grant upon vesting on March 28, 2012. Under the Restated Incentive Plan any dividends attributable to the underlying Common Stock of a performance award is paid to the grantee to the extent declared by our Board if and at the time the restricted stock unit awards vest.

(4)

Includes $1,300,000 consulting fees paid to Mr. Stock for his consulting services from February 16, 2012 until December 31, 2012; also includes $5,270 paid by the Company as premium for Mr. Stock’s’s medical insurance.

(5)	Includes $12.91 paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Coppell and $5,270 paid by the Company as premium for Mr. Coppell’s medical insurance.

(6)	Expatriate allowance pursuant to Mr. Fernandes’s employment agreement.

(7)	The reported amount was paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Cavalier.

See Compensation Discussion & Analysis for a discussion of the elements of compensation.

Grants of Plan-Based Awards in 2012

The following table specifies the grants of awards made under the Restated Incentive Plan and the Bonus Plan to the named executive officers during and with respect to the fiscal year ended December 31, 2012.

Name	Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Lee Roy Mitchell	2/21/13	283,891	851,758	1,135,649	-	-	-	-	-
Tim Warner	2/21/13	233,310	700,000	933,310
	3/08/12				11,785	23,570	35,358		509,811
	3/08/12							74,891	1,619,892
Robert Copple	2/21/13	166,650	500,000	666,650
	3/08/12				6,734	13,467	20,203		291,298
	3/08/12							62,344	1,348,501
Valmir Fernandes	2/21/13	91,026	273,105	364,131
	3/08/12				5,308	10,616	15,925		229,616
	3/08/12							54,605	1,181,106
Michael Cavalier	2/21/13	90,560	271,706	362,266
	3/08/12				4,879	9,758	14,638		211,059
	3/08/12							53,747	1,162,548

(1)

In March 2012, under the terms of the Bonus Plan, the Compensation Committee established performance targets for the 2012 fiscal year. The Compensation Committee approved the 2012 annual cash bonuses on February 11, 2013 which were paid on February 21, 2013. See Compensation Discussion and Analysis for a description of the annual cash bonus process under the Bonus Plan and an explanation of the amount of annual cash bonus paid in proportion to total compensation. See Summary Compensation Table for 2012 for the actual annual cash bonus amounts paid to each named executive officer for 2012.

(2)

On March 8, 2012 (the “2012 Grant”), under the terms of the Restated Incentive Plan, the Compensation Committee approved performance awards (in the form of restricted stock units) for an aggregate maximum of 86,124 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, has sufficient equity ownership to align his interests with the interests of the stockholders. The number of shares underlying each performance award was determined in part by reference to the closing price of the Common Stock on March 8, 2012 of $21.63 per share.

For Messers. Copple, Fernandes and Cavalier, the performance awards vest based on a combination of financial performance factors and continued service. The performance period for the 2012 Grant ends December 31, 2014. All payouts of performance awards, subject to attainment of performance targets, will be in the form of restricted stock that shall vest if the named executive officer continues to provide services through March 8, 2016.

Pursuant to the terms of the Restated Employment Agreement, upon expiration of the Restated Employment Agreement, the performance awards (in the form of restricted stock units) awarded to Mr. Warner under the 2012 Grant shall remain outstanding through the remainder of the performance period ending December 31,

2014 and if or to the extent the performance provisions are attained, the performance awards shall become immediately and fully vested without regard to any continued employment requirement once the performance provisions have been certified by the Compensation Committee.

Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared by our Board if and at the time the restricted stock unit awards vest and at the same rate paid to other stockholders of the Company, currently at $0.21 per share. See Compensation Discussion and Analysis for a discussion of performance awards.

No performance awards were granted to Mr. Stock in 2012.

(3)

In March 2012, under the terms of the Restated Incentive Plan, the Compensation Committee also approved restricted stock awards for an aggregate of 245,587 shares of restricted stock to our named executive officers, except Mr. Mitchell. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on March 8, 2012 of $21.63 per share.

For Messers. Copple, Fernandes and Cavalier, the restricted stock vest as follows subject to continued service: 50% on March 8, 2014 and the remaining 50% on March 8, 2016. Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company, currently at $0.21 per share. See Compensation Discussion and Analysis for a discussion of restricted stock.

The restricted stock awarded to Mr. Warner under the 2012 Grant vests equally on March 8, 2013, March 8, 2014 and March 8, 2015.

Pursuant to the terms of the Restated Employment Agreement, upon expiration of the Restated Employment Agreement prior to the complete vesting of the restricted stock awarded to Mr. Warner under the 2012 Grant, the outstanding restricted stock shall immediately vest without regard to any continued employment requirement.

No restricted stock was granted to Mr. Stock in 2012.

(4)

The grant date fair values of restricted stock and performance awards (in the form of restricted stock units) were determined using the closing price of the Common Stock on March 8, 2012 of $21.63 per share. The grant date fair values of performance awards were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 19 to the Company’s 2012 Form 10-K, for discussion of the assumptions used in determining the fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

Outstanding Equity Awards at December 31, 2012

The following table lists the restricted stock and performance awards (in the form of restricted stock units) for each named executive officer outstanding as of December 31, 2012. There were no stock options outstanding for any named executive officer as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(10)
Lee Roy Mitchell	-		-	-		-

Alan W. Stock	22,800	(2)	$592,344	10,237	(9)	$265,957
	43,922	(3)	$1,141,094
	20,041	(4)	$520,665
	81,763	(5)	$2,124,203
	60,121	(6)	$1,561,944

Tim Warner	74,891	(1)	$1,945,668	11,785	(8)	$306,174
	13,365	(2)	$347,223	6,001	(9)	$155,906
	39,541	(3)	$1,027,275
	11,748	(4)	$305,213
	68,620	(5)	$1,782,748
	35,242	(6)	$915,587

Robert Copple	62,344	(1)	$1,619,697	6,734	(8)	$174,949
	12,579	(2)	$326,802	5,648	(9)	$146,735
	39,175	(3)	$1,017,767
	11,057	(4)	$287,261
	67,524	(5)	$1,754,274
	33,169	(6)	$861,731

Valmir Fernandes	54,605	(1)	$1,418,638	5,308	(8)	$137,902
	11,137	(2)	$289,339	5,000	(9)	$129,900
	33,104	(3)	$860,042
	6,586	(4)	$171,104
	56,811	(5)	$1,475,950
	15,108	(6)	$392,506

Michael Cavalier	53,747	(1)	$1,396,347	4,879	(8)	$126,756
	10,221	(2)	$265,542	4,588	(9)	$119,196
	33,080	(3)	$859,418
	8,984	(4)	$233,404
	56,739	(5)	$1,474,079
	26,950	(6)	$700,161

(1)	The reported numbers represent the number of shares of restricted stock awarded under the 2012 Grant.

For Messers. Copple, Fernandes and Cavalier, subject to continued employment, 50% of the 2012 Grant shall vest on March 8, 2014 and the remaining 50% on March 8, 2016.

Mr. Warner’s 2012 Grant vests equally on March 8, 2013, March 8, 2014 and March 8, 2015. Pursuant to the terms of the Restated Employment Agreement, upon expiration of the Restated Employment Agreement prior to the complete vesting of the restricted stock awarded to Mr. Warner under the 2012 Grant, the outstanding restricted stock shall immediately vest without regard to any continued employment requirement.

No restricted stock was granted to Mr. Stock as he had retired from the Company effective February 15, 2012.

(2)

The reported numbers represent the number of shares of restricted stock awarded under the 2011 Grant. Fifty percent of the 2011 Grant vested on March 31, 2013 and, subject to continued employment, the remaining 50% shall vest on March 31, 2015.

(3)

The reported numbers represent 50% of the restricted stock awarded under the 2010 Grant. Fifty percent of the 2010 Grant vested on March 31, 2012 and, subject to continued employment, the reported shares shall vest on March 31, 2014.

(4)

The reported numbers represent 50% of the restricted stock granted on March 27, 2009 (the “2009 Grant”). Fifty percent of the 2009 Grant vested on March 27, 2011 and the reported shares vested on March 27, 2013.

(5)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2010 Grant. The relevant performance condition was based on an IRR for the three year performance period from January 1, 2010 to December 31, 2012. On February 11, 2013, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2010 to December 31, 2012. The shares of Common Stock underlying the performance awards will be issued on March 31, 2014 upon satisfaction of an additional service requirement as of that date.

(6)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2009 Grant. The relevant performance condition was based on an IRR for the three year performance period from January 1, 2009 to December 31, 2011. On February 21, 2012, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2009 to December 31, 2011. The shares of Common Stock underlying the performance awards were subject to an additional service requirement and were issued on March 27, 2013.

(7)	The market value of the restricted stock was valued at the closing price of the Common Stock on December 31, 2012 of $25.98 per share.

(8)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2012 Grant. For Messers. Copple, Fernandes and Cavalier, the payout of the performance awards are subject to achieving performance targets over a three year performance period from January 1, 2012 to December 31, 2014 and satisfying an additional service requirement. Subject to continued employment, the performance awards shall vest on March 8, 2016. The reported shares are based on the assumption of achievement of the threshold performance goals for such award.

Pursuant to the terms of the Restated Employment Agreement, upon expiration of the Restated Employment Agreement, the performance awards (in the form of restricted stock units) awarded to Mr. Warner under the 2012 Grant shall remain outstanding through the remainder of the performance period ending December 31, 2014 and if or to the extent the performance provisions are attained, the performance awards shall become immediately and fully vested without regard to any continued employment requirement once the performance provisions have been certified by the Compensation Committee.

No performance award was granted to Mr. Stock as he had retired from the Company effective February 15, 2012.

(9)

The reported numbers represent the number of shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2011 Grant. The payout of the performance awards are subject to achieving performance targets over a three year performance period from January 1, 2011 to December 31, 2013 and satisfying an additional service requirement. Subject to continued employment, the performance awards shall vest on March 31, 2015. The reported shares are based on the assumption of achievement of the threshold performance goals for such award.

(10)

The market value of the unearned performance awards (in the form of restricted stock units) was determined based on the achievement of threshold performance goals at the closing price of the Common Stock on December 31, 2012 of $25.98 per share.

Stock Option Exercises and Stock Vested in 2012

The following table provides information on the vesting of restricted stock and performance awards during 2012 for each of the named executive officers. There were no outstanding stock options for any of the named executive officers as of December 31, 2012.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting(1) ($)(2)
Lee Roy Mitchell	-	-
Alan W. Stock	102,415	$2,277,117
Tim Warner	73,830	$1,639,425
Robert Copple	71,447	$1,586,263
Valmir Fernandes	48,631	$1,067,251
Michael Cavalier	59,300	$1,316,423

(1)	The reported shares include Common Stock from the following vest events:

i.	Fifty percent of the 2010 Grant which vested on March 31, 2012;

ii.	Fifty percent of the restricted stock granted on March 28, 2008 (the “2008 Grant”) which vested on March 28, 2012; and

iii.	The shares of Common Stock underlying the performance awards (in the form of restricted stock units) of the 2008 Grant. Messers. Stock, Warner, Copple and Cavalier were granted the performance awards on March 28, 2008. Mr. Fernandes was granted the performance award on April 10, 2008. In February 2011, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2008 to December 31, 2010. The performance award vested and the underlying Common Stock was issued in March 2012 upon satisfaction of the additional service requirement.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the vesting dates which were as follows:

i.	March 31, 2012 of $22.08 per share;

ii.	March 28, 2012 of $22.35 per share; and

iii.	April 10, 2012 of $21.66 per share

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers require us to provide compensation in the event of termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2012.

Name	Salary (1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance (4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$851,758	$2,204,473	$6,159	$99,888	$86,500	$-	$3,248,778
Tim Warner	$700,000	$933,310	$21,122	$8,484	$828	$7,709,981	$9,373,725
Robert Copple	$1,000,000	$1,086,463	$25,044	$8,996	$828	$4,732,387	$6,853,718
Valmir Fernandes	$728,280	$743,459	$25,044	$9,846	$828	$3,616,052	$5,123,509
Michael Cavalier	$724,550	$703,364	$25,044	$9,838	$828	$3,927,345	$5,390,969

(1)

Except for Messers. Mitchell and Warner, the amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2012. For Messers. Mitchell and Warner it is the annual base salary in effect as of December 31, 2012. The amounts will be payable according to Company’s normal payroll practices for a period of 24 months to Messers. Copple, Fernandes and Cavalier, for a period of 12 months to Mr. Mitchell and through the end of the term or renewal term of the Restated Employment Agreement to Mr. Warner.

(2)

Except for Mr. Warner, the amounts reported are calculated as follows: the sum of the annual cash bonus the named executive officer would have received for the fiscal year ended December 31, 2012 and the annual cash bonus received by the named executive officer for the fiscal year ended December 31, 2011. For Mr. Warner, the amount is the annual cash bonus he would have received for the fiscal year ended December 31, 2012. The annual cash bonus is payable to Messers. Mitchell, Copple, Fernandes and Cavalier in a lump sum within 30 days of termination, and to Mr. Warner at the same time as the annual cash bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messers. Warner, Copple, Fernandes and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers. Warner, Copple, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Warner’s employment agreement, any outstanding equity award with time-based vesting provisions shall immediately become vested as of the termination date. Any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Based on the above provisions, Mr. Warner would have vested in 139,545 shares of restricted stock and 157,221 performance awards (in the form of restricted stock units).

Pursuant to the employment agreements of Messers. Copple, Fernandes and Cavalier, any outstanding equity award with time-based vesting provisions shall vest on a prorata basis. Any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

Based on the above provision, the total number of equity awards that each of Messers. Copple, Fernandes and Cavalier would have vested in on December 31, 2012 are as follows:

Restricted Stock:

Name	Number of Shares
Robert Copple	64,791
Valmir Fernandes	53,077
Michael Cavalier	54,451

Performance awards (in the form of restricted stock units), based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Robert Copple	117,364
Valmir Fernandes	86,109
Michael Cavalier	96,717

There were no outstanding stock options for any of the named executive officers as of December 31, 2012.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2012 of $25.98 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid annual base salary through the date of such termination.

Potential Payments upon Termination due to Change-in-Control

The employment agreements with the named executive officers require us to provide compensation in the event of a termination of employment by the Company within one year of a change-in-control (as defined in the employment agreement). There is no change-in-control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Fernandes upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2012.

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance (4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	-	-	-	-	-	-	-
Tim Warner	$1,400,000	$1,602,387	$26,403	$10,605	$828	$7,709,981	$10,750,204
Robert Copple	$1,000,000	$1,296,370	$31,305	$11,245	$828	$6,832,558	$9,172,306
Valmir Fernandes	$728,280	$933,123	$31,305	$12,308	$828	$5,411,010	$7,116,854
Michael Cavalier	$724,550	$873,913	$31,305	$12,298	$828	$5,666,862	$7,309,756

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2012 payable in a lump sum within 30 days of such termination.

(2)

The amounts reported are calculated as follows: the sum of the annual cash bonus the named executive officer would have received for the fiscal year ended December 31, 2012 and one and a half times the annual cash bonus received by the named executive officer for the fiscal year ended December 31, 2011 payable in a lump sum within 30 days of such termination.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Messers. Warner, Copple, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change-in-control, any outstanding equity award granted to the named executive officer shall be fully vested and exercisable and all restrictions shall lapse.

Based on the above provision, the total number of equity awards that would have vested on an accelerated basis for each named executive officer upon termination due to a change-in-control on December 31, 2012 are as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	139,545
Robert Copple	125,155
Valmir Fernandes	105,432
Michael Cavalier	106,032

Performance awards (in the form of restricted stock units), based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Tim Warner	157,221
Robert Copple	137,838
Valmir Fernandes	102,844
Michael Cavalier	112,092

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2012 of $25.98 per share.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers require us to provide compensation in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2012.

Name	Salary (1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Value of Equity Awards(4)	Total
Lee Roy Mitchell	$851,758	$1,135,409	$6,159	$99,888	$-	$2,093,214
Tim Warner	$700,000	$933,310	$10,561	$4,242	$991,553	$2,639,666
Robert Copple	$500,000	$666,650	$12,522	$4,498	$911,249	$2,094,919
Valmir Fernandes	$364,140	$364,131	$12,522	$4,923	$754,018	$1,499,734
Michael Cavalier	$362,275	$362,266	$12,522	$4,919	$769,476	$1,511,458

(1)	The amounts reported are the annual base salary of each named executive officer in effect as of December 31, 2012, payable as a lump sum.

(2)	The amounts reported are the annual bonus each named executive officer would have received for the fiscal year ended December 31, 2012. See Summary Compensation Table.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Pursuant to the Restated Incentive Plan, upon termination due to death or disability, the participant or the participant’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Incentive Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows:

Restricted Stock:

Name	Number of Shares
Tim Warner	38,166
Robert Copple	35,075
Valmir Fernandes	29,023
Michael Cavalier	29,618

There were no outstanding stock options for any of the named executive officers as of December 31, 2012.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2012 of $25.98 per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board. Messers. Chereskin and Dombalagian served as the members of our Compensation Committee during the last completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 114,944,880 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 158 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	7,530,377	6.5%
FMR LLC(3)	9,255,187	8.0%
Directors and Named Executive Officers
Lee Roy Mitchell(4)	10,122,845	8.5%
Tim Warner(5)	158,809	*
Robert Copple(6)	172,761	*
Valmir Fernandes(7)	122,592	*
Michael Cavalier(8)	125,463	*
Benjamin D. Chereskin(9)	53,663	*
Vahe A. Dombalagian(9)	10,993	*
Peter R. Ezersky(9)	20,637	*
Steven P. Rosenberg(10)	36,214	*
Enrique F. Senior(11)	38,744	*
Carlos M. Sepulveda(11)	38,744	*
Roger T. Staubach(11)	38,744	*
Donald G. Soderquist(11)	38,744	*
Raymond W. Syufy	-
Executive Officers & Directors as a Group (16 persons)(12)	11,159,321	9.7%

* Less than 1%.

(1)

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by Black Rock, Inc., on February 6, 2013. The address of Black Rock Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based upon statements in Schedule 13G/A filed by FMR LLC, on February 14, 2013. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 113,160 shares of restricted stock.

(6)	Includes 117,528 shares of restricted stock.

(7)	Includes 100,933 shares of restricted stock.

(8)	Includes 98,979 shares of restricted stock.

(9)	Includes 4,353 shares of restricted stock.

(10)	Includes 3,401 shares of restricted stock.

(11)	Includes 4,353 shares of restricted stock.

(12)	Includes 539,505 shares of restricted stock. There are no shares of Common Stock issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management recommends any proposed related party transaction to be entered into by the Company at an Audit Committee meeting. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $522,000 of management fee revenue during the year ended December 31, 2012. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the twelve months ended December 31, 2012, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $82,000.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company and received total compensation of $176,694 from the Company for the 2012 fiscal year. Such amount included annual base salary, benefits (health, life and disability insurance) and an annual cash bonus for the 2012 fiscal year.

Walter Hebert III, Senior Vice President – Purchasing of the Company is the brother-in-law of Mr. Mitchell. There is no employment agreement between Mr. Hebert and the Company. Mr. Hebert is a participant to the Restated Incentive Plan and the Bonus Plan. Mr. Hebert’s summary compensation in 2012 was $775,919, which included his salary of $245,232, benefits (health, life and disability insurance) of $7,546, annual matching contribution to 401(K) of $13,125, an annual cash bonus for the 2012 fiscal year of $114,439, dividends received during 2012 on unvested restricted stock and vested performance awards (in the form of restricted stock units) that vested in March 2012 of $38,379 and the grant date fair market values of restricted stock award of $250,043 and performance awards (in the form of restricted stock units) of $107,155 (based on maximum vesting and subject to the Company achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2016).

Century Theatres

Our subsidiary, Century Theatres, currently leases 19 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the year ended December 31, 2012, we paid approximately $19 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination

Agreement, MDCP had the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Currently, under the Director Nomination Agreement, only the Mitchell Investors have the right to nominate directors to the Board.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche as the Company’s independent registered public accountant for the fiscal year ending December 31, 2013. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte & Touche. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte & Touche is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte & Touche as the independent registered public accountant for the fiscal year ending December 31, 2013.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche as our independent registered public accountant for the fiscal year ending December 31, 2013.

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, as amended, the Company is providing stockholders with an advisory (non-binding) vote on our compensation program for our named executive officers and the compensation of our named executive officers for the 2012 fiscal year. Accordingly, you may vote on the following resolution at the 2013 Annual Meeting:

“Resolved, that the stockholders hereby approve the compensation of the Company’s named executive officers as disclosed in the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.”

This vote is nonbinding. The Board and the Compensation Committee will take into account the outcome of the vote when considering executive compensation in the future.

At the 2011 Annual Meeting, the Board recommended, and approximately 89% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy supported an annual advisory vote on executive compensation. Therefore, an advisory vote on the Company’s executive compensation program is on the agenda of the Annual Meeting.

The next advisory vote on executive compensation will be at the annual meeting of stockholders next year.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” the executive compensation program for our named executive officers.

ITEM 4 — RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN

We are submitting the material terms of the performance goals under the Restated Incentive Plan for stockholder re-approval to meet the requirements under Section 162(m) of the Code.

In May 2008, together with the Bonus Plan described below, upon recommendation of the Board, the stockholders approved the Restated Incentive Plan. The purposes of the Restated Incentive Plan are to enable us, and any of our subsidiaries, to attract and retain the services of eligible plan participants and to provide incentives for such persons to exert maximum efforts for our long range success.

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) who are employed by the corporation on the last day of the taxable year. However, there is an exception to this limit on deductibility for performance-based compensation, the material terms of which are disclosed to and approved by the stockholders.

We have structured and intend to implement and administer the Restated Incentive Plan so that compensation resulting from options and other stock vesting in accordance with specified performance goals can qualify as “performance-based compensation.” The administrator, however, has the discretion to grant awards with terms that will result in the awards not constituting performance-based compensation.

Under Section 162(m) of the Code, we must seek stockholder approval of the material terms of the performance goals applicable to performance awards under the Restated Incentive Plan at five-year intervals to preserve our ability to receive the federal income tax deduction discussed above. Hence, to allow us to qualify awards as “performance-based compensation,” we are seeking stockholder re-approval of the material terms of the performance goals applicable to performance awards under the Restated Incentive Plan.

For purposes of Section 162(m) of the Code, the material terms include the employees eligible under the Restated Incentive Plan, a description of the business criteria on which performance goals applicable to performance awards are based, and the maximum amount of compensation payable under the Restated Incentive Plan to any one employee if the performance goals are attained. Each of these aspects of the Restated Incentive Plan is described below. We are not seeking to make any changes with respect to the material terms of the performance goals or any other terms of the Restated Incentive Plan at this time.

For a discussion of the philosophy behind the various equity incentive awards under the Restated Incentive Plan, please see the discussion in the Compensation Discussion & Analysis section in this proxy statement.

Summary of the Restated Incentive Plan

Following is a summary of our Restated Incentive Plan which is qualified in its entirety by reference to the full text of the Restated Incentive Plan, attached as Appendix A to this proxy statement.

Eligibility. Any employee, director or consultant of our or any of our subsidiaries who is designated by the administrator is eligible to receive an award under the Restated Incentive Plan. Incentive stock options may only be granted to a person employed by us or by one of our subsidiaries. Non-qualified stock options, restricted shares and restricted stock units can be awarded to employees, directors and consultants.

Business Criteria. The performance goals for performance awards under the Restated Incentive Plan are determined by the administrator, in its sole discretion, prior to the time 25% of the performance period has elapsed (but not later than 90 days after the beginning of the performance period) and may be based on one or more of the following business criteria as applied to a participant, a business unit or the Company and its affiliates:

•	revenue;
•	sales;
•	earnings before interest, taxes, depreciation and amortization (EBITDA);
•	Adjusted EBITDA, which is a non-GAAP financial measure used by the Company in the budget and reporting process and is more specifically defined in the Restated Incentive Plan;
•	funds from operations;
•	funds from operations per share;
•	operating income;
•	pre-tax or after-tax income;
•	cash available for distribution;
•	cash available for distribution per share;
•	net earnings;
•	earnings per share;
•	return on equity;
•	return on assets;
•	return on capital;
•	economic value added;
•	share price performance;
•	improvements in the Company’s attainment of expense levels;
•	implementing or completion of critical projects;
•	improvement in cash-flow (before or after tax); or
•	the occurrence of a Sale of the Company.

Available Shares and Maximum Awards. The maximum aggregate number of shares of Common Stock that may be issued under the Restated Incentive Plan is 19,100,000 shares. As of the Record Date, there were 7,953,512 shares of Common Stock available for future issuance under the Restated Incentive Plan. No employee may be granted options covering more than 1,500,000 shares during any fiscal year, or performance awards that could result in the employee receiving more than 1,000,000 shares of Common Stock for each full or partial fiscal year during the performance period of a particular performance award.

Administration. The Restated Incentive Plan is administered by the administrator who will be the Board, or in the discretion of our Board, by a committee consisting of two or more of our directors. Currently, the Board has delegated administration of the Restated Incentive Plan to the Compensation Committee comprised of two or more directors who qualify as both “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The administrator has full and final authority to make awards, including the ability to make awards within designated parameters that do not involve “covered employees” within the meaning of Section 162(m) of the Code or “insiders” within the meaning of Section 16 of the Exchange Act, establish the terms thereof, and administer and interpret the Restated Incentive Plan in its sole discretion unless authority is specifically reserved to our Board under the Restated Incentive Plan, our amended and restated certificate of incorporation or bylaws, or applicable law. The Restated Incentive Plan administrator has exclusive authority to determine employees to whom awards will be granted, the timing and manner of the grant of awards, the number of shares to be subject to any award, the purchase price or exercise price and medium of payment, performance or business criteria vesting provisions and repurchase provisions and to specify the provisions of any agreement relating to such grant or sale, the duration and purpose of leaves of absence which may be granted to participants without constituting termination of employment for purposes of the Restated Incentive Plan and all other discretionary determinations necessary or advisable for administration of the Restated Incentive Plan.

Awards and Terms

Awards under the Restated Incentive Plan may consist of options, including options intended to qualify as incentive stock options under Section 422 of the Code and non-qualified options that are not intended to satisfy the requirements of Section 422 of the Code, restricted stock and restricted stock unit awards, or performance awards.

Terms and Conditions of Options. The exercise price for the shares subject to any option granted under the Restated Incentive Plan may not be less than 100% of the fair market value of the shares of our Common Stock on the date the option is granted. However, the terms of the option agreements entered into under the 2004 Cinemark, Inc. Long Term Equity Incentive Plan (the “2004 Plan”) will continue to govern the options granted under the 2004 Plan. The options will otherwise be subject to the provisions in our Restated Incentive Plan. The purchase price for any shares purchased pursuant to exercise of an option must be paid in full upon exercise of the option in cash or, at the sole discretion of the administrator, upon such terms and conditions as it may approve, by transferring to us for redemption shares of previously acquired Common Stock at the fair market value, by a broker assisted cashless exercise procedure, or by decreasing the number of shares deliverable upon the exercise of an option on a cashless basis by an amount equal to the number of shares having an aggregate fair market value equal to the aggregate exercise price of such option. Under the Restated Incentive Plan, options vest according to the provisions of the applicable option agreement, and terminate as set forth in the applicable option agreement, but no later than the tenth anniversary of the date of grant. Upon the sale of our Company, all outstanding options become fully vested and exercisable. No option is exercisable after the earliest of the following: (1) the expiration of ten years after the date the option is granted; (2) three months after the date the participant’s continuous service as an employee, director or consultant with us and our subsidiaries terminates if termination is for any reason other than permanent disability, death, or cause; (3) the date the participant’s continuous service terminates if termination is for cause; (4) one year after the date the participant’s continuous service terminates if termination is a result of death; or (5) six months after the date the participant’s continuous service terminates if termination is a result of permanent disability.

Incentive Stock Options. Incentive stock options are non-transferable, except as permitted by the administrator in its sole discretion. If an incentive stock option is granted to an employee who owns 10% or more of our Common Stock, the exercise price of that option may not be less than 110% of the fair market value of the Common Stock on the option grant date and the option is not exercisable after the expiration of five years from such option grant date. To the extent the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable by any employee for the first time during any calendar year exceeds $100,000, the options or portions thereof will be treated as non-qualified stock options and will not be treated as incentive stock options.

Non-qualified Stock Options. The Restated Incentive Plan also provides for grants of non-qualified stock options to any employees, directors or consultants performing services for us or our subsidiaries. The exercise price for non-qualified stock options granted under the Restated Incentive Plan may not be less than 100% of the fair market value of the Common Stock on the option grant date.

Restricted Share Awards. The administrator may award (or sell at a purchase price determined by the administrator) restricted shares of our Common Stock to our employees, directors and consultants. The restricted stock may not be sold, assigned, transferred or otherwise disposed of for such period as the administrator shall determine. The vesting of an award of restricted stock will be determined by the administrator for each grant. Vesting requirements may be based on the continued service of the participant for a specified time period or may be granted as performance awards based on the attainment of specified business performance goals established by the administrator or both. In the event a recipient’s continuous service to us terminates, we may reacquire the unvested shares acquired in consideration of services and all unvested shares of restricted stock as of the date of termination will be forfeited. If restricted stock is acquired as consideration other than for prior or future services, the forfeiture will be accomplished by repurchasing the shares at the original purchase price. The administrator, in its sole discretion, may impose additional restrictions as well as waive any or all restrictions with respect to restricted shares. The agreement evidencing the award of restricted stock will set forth any such terms and conditions. Upon a change of control of our Company, all outstanding shares of restricted stock become fully vested. Restricted shares will be held by the Company during the period that the shares are subject to vesting and transfer restrictions, but the participant will have voting and dividend rights during this time.

Restricted Stock Units. An award of Restricted Stock Units is an award of hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of Company Common Stock. Each Restricted Stock Unit represents a right to receive one share of Common Stock from the Company at the payment date set forth in the award agreement. Each Restricted Stock Unit may be subject to such vesting requirements, restrictions on transfer and conditions to payment (the “Restriction Period”) as the Compensation Committee determines are appropriate. Until the Restricted Stock Units awarded shall have vested and become payable on the payment date specified in the award agreement, the Restricted Stock Units and any related securities, cash dividends or other property nominally credited to a Restricted Stock Unit account may not be sold, transferred, or otherwise disposed of and may not be pledged or otherwise hypothecated during the Restriction Period. Vesting requirements may be based on the continued service of the participant for a specified time period or may be granted as Performance Awards based on the attainment of specified business performance goals established by the administrator. Restricted Stock Units may be payable at the end of the Restriction Period or on a deferred settlement date. Payment will be in the form of Company Common Stock. Restricted Stock Units also may be granted with dividend equivalent rights that become payable if and when the Restricted Stock Units become payable. A participant receiving a Restricted Stock Unit award (denominated in hypothetical Common Stock units) shall have the rights of a stockholder only as to shares of Common Stock actually received by the participant under the Restated Incentive Plan and not with respect to shares of Common Stock subject to the award but not actually received by the participant.

Performance Awards. A Performance award is an award entitling the recipient to vest in or acquire shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock that will be settled in the form of shares of Common Stock upon the attainment of specified performance goals. Performance Awards may be granted in the form of Restricted Shares or Restricted Stock Units. The administrator in its sole discretion determines the performance goals applicable to each award and the periods during which the performance is to be measured. Performance goals are based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash or the number of shares under the performance award that will be granted or shall vest if the performance goal is attained. The administrator may establish these performance goals based on one or more of the business criteria listed under “Business Criteria” above. Performance goals shall be objective and, during the period the Company is required to be registered under Section 12 of the Exchange Act, performance goals must meet the requirements of Section 162(m) of the Code.

Effect of the Sale of Our Company. Upon the sale of our Company, all outstanding options become fully vested and exercisable and all outstanding shares of restricted stock become fully vested. At the time of a sale of our Company, the administrator will cancel any or all outstanding options in exchange for a payment to the option holder in an amount equal to the value of the option under the terms of the sale of our Company, minus any required withholding tax. In addition, the administrator will cause our Company to purchase all restricted shares and restricted share units at a price determined according to the terms of the sale of our Company. The payment of the applicable amounts described above may be made in cash or, if the transaction resulting in the sale of our Company includes consideration in the form of securities, in a combination of cash and publicly traded securities, in the administrator’s discretion.

Effect of Mergers, Reorganizations and Consolidations on Awards. In the event of our liquidation or merger, reorganization or consolidation with any other corporation in which we are not the surviving corporation or we become a subsidiary of another corporation, or of a stock split or stock dividend, the maximum number of shares of Common Stock subject to options or awards under the Restated Incentive Plan and the number of shares and exercise price per share subject to outstanding options or awards under the Restated Incentive Plan will be appropriately adjusted by the administrator to reflect any increase or decrease in the number of outstanding shares of Common Stock. Any outstanding awards previously granted under the Restated Incentive Plan may either (1) be assumed or replaced by substitute awards by the surviving corporation or (2) continued in accordance with their terms.

Plan Amendments. The Restated Incentive Plan may be terminated or amended by our Board. Without the authorization and approval of the stockholders, however, our Board may not make any amendments which would (1) increase the total number of shares covered by the Restated Incentive Plan, (2) change the class of persons eligible to participate, or (3) extend the term of the Restated Incentive Plan beyond ten years from the date of adoption.

Term of Restated Incentive Plan. Unless earlier terminated by our Board in its sole discretion, the Restated Incentive Plan will expire on September 29, 2018.

Federal Income Tax Consequences

The following discussion is a general summary of the principal federal income tax consequences under current U.S. law relating to awards granted to employees under the Restated Incentive Plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. It is intended that the Restated Incentive Plan and any awards granted under the Restated Incentive Plan will comply with the provisions of Section 409A of the Code, so that participants will not be subject to adverse tax consequences under that Section.

Stock Options. A participant generally will not recognize any taxable income upon the grant of a stock option and we will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified stock option, the excess of the fair market value of our Common Stock on the date of exercise over the exercise price will be taxable as ordinary income to the participant. In general, subject to the possible limitations on deductibility under Section 162(m) or 280G of the Code for compensation paid to certain individuals, we should be entitled to a federal income tax deduction in the same amount and at the same time as such inclusion in the participant’s income. A participant’s subsequent disposition of shares acquired on the exercise of a non-qualified stock option will ordinarily result in long-term or short-term capital gain or loss, depending on the holding period.

On exercise of an incentive stock option, the holder will not recognize any income and we will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item of adjustment for alternative minimum tax purposes, and may therefore result in alternative minimum tax liability to the option holder.

The disposition of shares acquired on exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of shares acquired on exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a “disqualifying disposition”), the holder generally will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option generally will be capital gain. In the event of a disqualifying disposition, we should be entitled to a deduction equal to the amount treated as taxable compensation to the participant, but such deduction may be limited under Section 162(m) or 280G of the Code for compensation paid to certain individuals.

If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares on such exercise. However, if the option is an incentive stock option and the previously owned shares were acquired on the exercise of an incentive stock option or other statutory stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will be a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

Restricted Stock and Performance Shares. A participant generally will not recognize taxable income upon the grant of restricted stock that is subject to a substantial risk of forfeiture, including performance shares, and the recognition of any income will be postponed until the earlier of the time such shares become transferable or are no longer subject to a substantial risk of forfeiture. When the restrictions lapse, the participant generally will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time that such restrictions lapse over the amount paid by the participant for such shares, if any. However, a participant may elect to be taxed at the time of the grant of restricted stock by making an election under Section 83(b) of the Code, in which case the participant will recognize ordinary income equal to the excess of the fair market value of the shares of restricted stock at the time of grant over the amount paid by the participant for such shares, if any. We should be entitled to a federal income tax deduction in the same amount and at the same time as the participant recognizes ordinary income, but such deduction may be limited under Section 162(m) or 280G of the Code for compensation paid to certain individuals.

Restricted Stock Units and Performance Awards. A participant will not recognize income upon the grant of a restricted stock unit award, including a performance award, until such award becomes payable and the participant receives shares of Common Stock. Rather, upon delivery of shares of Common Stock pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares of Common Stock that the participant receives with respect to the award, or, if the participant receives restricted shares, the participant will have taxable compensation income equal to the fair market value at the earlier of the date the stock becomes transferable or is no longer subject to a substantial risk of forfeiture, in the same manner as Restricted Stock. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock (if any) plus any amount recognized as ordinary income upon issuance of the Common Stock in settlement of the restricted stock unit award. The gain or loss will be long- or short-term depending on how long the participant held the stock. We should be entitled to a federal income tax deduction in the same amount and at the same time as the participant recognizes ordinary income, but such deduction may be limited under Section 162(m) or 280G of the Code for compensation paid to certain individuals.

Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The Restated Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the Restated Incentive Plan is designed to permit certain awards of restricted stock and restricted stock units to be awarded as performance awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. However, the Company reserves the right to determine whether or not awards under the Restated Incentive Plan will comply with the conditions to qualify as “performance-based” compensation under Section 162(m) of the Code. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that awards intended or expected to qualify as deductible may not so qualify. Accordingly, there is no certainty that all awards granted under the Restated Incentive Plan will in fact be deductible. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

Section 280G of the Code. Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Sections 280G and 4999 of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

New Plan Benefits

Since awards granted and earned under the Restated Incentive Plan are based on continuing future employment and the future achievement of performance goals by the Company as established by the Compensation Committee, the Company cannot determine the amounts that will be earned in the future under the Restated Incentive Plan. Thus, the table below shows the awards granted under the Restated Incentive Plan in 2012 to the individuals and groups indicated. These awards are not necessarily indicative of awards that may be granted in the future.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” approval of the material terms of the performance goals applicable to performance awards under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan.

ITEM 5 — APPROVAL OF AN AMENDMENT TO AND RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE CINEMARK HOLDINGS, INC. PERFORMANCE BONUS PLAN

We are submitting for stockholder approval (1) an amendment to the Bonus Plan that was adopted, subject to stockholder approval, by the Compensation Committee on March 22, 2013, and (2) the material terms of the performance goals under the Bonus Plan for stockholder re-approval to meet the requirements under Section 162(m) of the Code.

In May 2008, upon recommendation of the Compensation Committee and the Board, the stockholders approved the Bonus Plan as described below. The Bonus Plan is intended to enable the Company to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code.

Under Section 162(m) of the Code we must seek stockholder approval of the material terms of the performance goals under the Bonus Plan at five-year intervals to preserve the Company’s ability to permit the Compensation Committee to establish annual targets and receive the federal income tax deduction discussed above. The material terms include the employees eligible under the Bonus Plan, a description of the business criteria on which performance goals are based, and the maximum amount of compensation payable under the Bonus Plan to any one employee if the performance goals are attained. Each of these aspects of the Bonus Plan is described below.

The amendment to the Bonus Plan adds an additional limit on the maximum bonus amount that may be paid to any employee if the performance goals are attained of $3 million, even if that is less than the current limit. We are not seeking to make any other changes with respect to the material terms of the performance goals or any other terms of the Bonus Plan at this time. If stockholders fail to approve the proposal, no cash incentive compensation will be paid under the Bonus Plan beginning in 2014.

The bonus process for the named executive officers under the Bonus Plan is discussed under Compensation Discussion & Analysis.

Summary of our Bonus Plan

Following is a summary of our Bonus Plan which is qualified in its entirety by reference to the full text of the Bonus Plan, as amended by the Compensation Committee and subject to stockholder approval as described in this Item 5, attached as Appendix B to this proxy statement.

Eligibility.  Our executive officers and selected employees and those of our subsidiaries who are designated by the Administrator are eligible to receive awards under the Bonus Plan. Currently, approximately 105 employees, including executive officers, are eligible to receive awards under the Bonus Plan.

Awards.   The Bonus Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. The Administrator will establish the performance criteria and performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The Administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as “Covered Employees,” no later than the earlier of:

•	90 days after the beginning of the performance period, or
•	the time when 25% of the performance period has elapsed.

Maximum Individual Bonus.  The amendment to the Bonus Plan provides that award amounts to be paid to any employee for any one year may not exceed 200% of such participant’s annual base salary in effect at the time the award is determined, up to a maximum dollar amount of $3 million.

Performance Factors.  Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;
•	net sales;
•	operating income;
•	EBIT, EBITA or EBITDA;
•	Adjusted EBITDA, which is a non-GAAP financial measure used by the Company in the budget and reporting process and is more specifically defined in the Bonus Plan;
•	Adjusted EBITDA Margin (Adjusted EBITDA divided by total revenues);
•	cash flow;
•	working capital and components thereof;
•	return on equity or average stockholders’ equity;
•	return on assets;
•	market share;
•	net or gross sales measured by product line, territory, one or more customer, or other category;
•	stock price;
•	earnings per share;
•	earnings from continuing operations;
•	net worth;
•	credit rating;
•	levels of expense, cost or liability by category, operating unit, or any other delineation;
•	any increase or decrease of one or more of the foregoing over a specified period; or
•	implementation or completion of critical projects.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory, or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the Administrator.

Required Adjustments.  Awards based on revenue, net sales, operating income, EBIT, EBITA, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, cash flow, return on equity or average stockholders’ equity, return on assets, net or gross sales, earnings per share, earnings from continuing operations, levels of expense cost or liability are subject to required adjustment to eliminate the effects of:

•	changes in accounting principles;
•	extraordinary items that are unusual in nature or infrequent in occurrence;
•	unbudgeted dispositions of any business, theatre or theatres;
•	unbudgeted cessation of operations of any business, theatre or theatres resulting from a natural disaster; or
•	changes in the Company’s capitalization.

In addition, the Administrator may provide at the time any performance targets are established that adjustments will apply during the performance period to eliminate the effect of:

•	specified claims or litigation;
•	impairment of assets;
•	restructuring activities or reductions in force; or
•	investments or acquisitions.

Limitation on Discretion.  The Administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The Administrator may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Payment of Awards.  Unless the Administrator determines otherwise, all payments in respect of awards granted under the Bonus Plan will be made in cash, and will be paid within a reasonable period after the end of the performance period. In the case of awards designed not to be subject to Code Section 409A as deferred compensation, payments will be made not later than the latest date at which such awards will still qualify for the Section 409A exemption for short-term deferrals. Unless the Administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a prorated award payment at the same time all other awards are paid for the performance period.

Certification of Performance.  Before payment of any award to a Covered Employee our Compensation Committee must certify in writing that the performance target requirement for such award was met.

Term.   The Administrator may at any time terminate the Bonus Plan in whole or in part.

Amendment of the Bonus Plan.  The Administrator may at any time amend the Bonus Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code. The Administrator has not made any amendment to the Bonus Plan since its approval by the stockholders in 2008.

Administration of the Bonus Plan.  Our Board has delegated its authority to administer the Bonus Plan to the Company’s Compensation Committee, to whom we refer as the “Administrator.” The Compensation Committee is expected to consist solely of at least two “outside directors” within the meaning of Section 162(m) of the Code. The Administrator has the authority to administer the Bonus Plan and to exercise all the powers and authorities either specifically granted to it under the Bonus Plan or necessary or advisable in the administration of the Bonus Plan, including (but not limited to) the following:

•	to interpret the Bonus Plan and any award;
•	to prescribe rules relating to the Bonus Plan;
•	to determine the persons to receive awards;
•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;
•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);
•

to adjust performance targets in recognition of unusual or non recurring events affecting us or our financial statements, or in response to changes in applicable laws, regulations, or accounting principles;

•	to waive restrictive conditions for an award (but not performance targets); and
•	to make any other determinations that may be necessary or advisable for administration of the Bonus Plan.

Stockholder Approval.   If our stockholders do not approve the material terms of the performance goals under the Bonus Plan, no award will be paid under the Bonus Plan beginning in 2014. If our stockholders do approve the material terms of the performance goals under the Bonus Plan, we must submit the material terms of the performance goals to our stockholders for re-approval on or before the first stockholder meeting that occurs in the fifth year following this current approval of the material terms of the performance goals under the Bonus Plan.

New Plan Benefits

Awards under the Bonus Plan are based on actual future performance. As a result, the amounts that will be paid under the Bonus Plan in future are not currently determinable. In no event, however, may any Covered Employee receive award amounts for any one year that exceed the lesser of 200% of such participant’s annual base salary in effect at the time the award is determined, or $3 million.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” re-approval of the material terms of the performance goals under the Cinemark Holdings, Inc. Performance Bonus Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,016,693	$7.63	8,422,431
Equity compensation plans not approved by security holders	-	-	-
Total	1,016,693		8,422,431

(1)	Represents 22,022 shares underlying unexercised options and 994,671 unearned shares (based on the achievement of maximum performance goals) underlying performance awards.
(2)	Reflects the weighted average exercise price of only outstanding stock options and excludes the shares that may be issued if the performance awards vest.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the 2012 Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2012 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov or by visiting our Web site at www.cinemark.com and clicking on “About/Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier
Senior Vice President – General
Counsel and Secretary

April 11, 2013

Appendix A

AMENDED AND RESTATED

CINEMARK HOLDINGS, INC. 2006

LONG TERM INCENTIVE PLAN

ARTICLE I.

GENERAL

1.1 Purposes of Plan. The purposes of the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Plan”) are to (i) advance the interests of Cinemark Holdings, Inc. (the “Company”) and its stockholders by providing significant incentives to selected Employees, Directors and Consultants (as defined herein) of the Company and its Subsidiaries (as defined herein), (ii) enhance the interest of such persons in the success and progress of the Company and its Subsidiaries by providing them with an opportunity to become stockholders of the Company, (iii) enhance the ability of the Company and its Subsidiaries to attract and retain qualified management and other personnel necessary for the success and progress of the Company and its Subsidiaries. The Plan provides for grants of Restricted Shares, Restricted Stock Units, Performance Awards, Incentive Options and Nonqualified Options. The Plan is intended to be a “compensatory benefit plan” within the meaning of such term under Rule 701 of the Securities Act of 1933, as amended. The Plan is an amendment and restatement of the Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended to the date hereof.

1.2 Assumption of Obligations under Cinemark, Inc. 2004 Long Term Incentive Plan. The assumption and substitution of options to acquire Cinemark Holdings, Inc. stock for options to acquire common stock of Cinemark, Inc. granted under the Cinemark, Inc. 2004 Long Term Incentive Plan (collectively, the “Substituted Options”) was made in connection with the share exchange agreement, dated August 7, 2006 and consummated on October 5, 2006 among the then current stockholders of Cinemark, Inc., by which the stockholders exchanged their shares of Class A common stock of Cinemark, Inc. for an equal number of shares of Class A common stock of Company. The number of shares subject to each option, the exercise price per share, the option terms, and the vesting provisions of any Substituted Options did not change as a result of this substitution. The Substituted Options will otherwise be subject to the provisions in the present Plan as though this Plan constituted an amendment and restatement of the Cinemark, Inc. 2004 Long Term Incentive Plan. This assumption and substitution is intended not to constitute a modification of the Substituted Options for purposes of Code § 409A and shall be implemented and administered consistent with such intent.

ARTICLE II.

DEFINITIONS

2.1 Definitions. Certain terms used herein shall have the meaning below stated.

(a) “Adjusted EBITDA” means for any period, without duplication, consolidated net income for such period plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of:

(i) expenses for taxes based on income or capital, including franchise and similar taxes;

(ii) consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness;

(iii) depreciation and amortization expense, including changes in deferred lease expense and amortization of long-term prepaid rent;

(iv) amortization of intangibles and organization costs;

(v) any extraordinary, unusual or non-recurring gains, losses, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence (including, without limitation, expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under stock option plans or similar incentive plans such as long term incentive plans, relocation and restructuring costs related to acquisitions or losses);

(vi) the impact of impairment of tangible or intangible assets;

(vii) net losses on sales of assets outside of the ordinary course of business;

(viii) losses or costs arising from lease dispositions;

(ix) any call premium (or original issue discount) expenses associated with the repurchase or repayment of indebtedness;

(x) any other non-cash charges (including stock option, restricted stock and other noncash compensation or foreign exchange losses);

(xi) any reasonable expense related to any equity offering, acquisition, recapitalization, asset sale or indebtedness (whether or not successful);

(xii) and minus (1) any extraordinary, unusual or non-recurring income or gains, (2) any other non-cash income or gains (including foreign exchange gains) (other than the amortization of prepaid cash income) and (3) any dividends received from any publicly traded Affiliate the equity value of which has been added to Implied Equity Value. Adjusted EBITDA may include such additional measures of performance and liquidity as the Administrator determines are appropriate to determine value and service debt. Adjusted EBITDA is a non-GAAP financial measure used by the Company in the budget and reporting process.

(b) “Administrator” means the Board or Committee designated to administer the Plan in accordance with Section 7.1.

(c) “Affiliate” or “Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and polices of such Person, whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

(d) “Award” means a Restricted Share, a Restricted Stock Unit, a Performance Award, an Incentive Option or a Nonqualified Option granted under the Plan.

(e) “Award Agreement” means an agreement between the Company and a Participant containing the terms of an Award under this Plan.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company.

(g) “Cause” means “Cause” as defined in any written Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which Cause is defined, then Cause means (i) the abuse of illegal drugs, alcohol or other controlled substances or the intoxication of such Participant during working hours, (ii) the arrest for, or conviction of, a felony, (iii) the commission of fraud, embezzlement or theft by such Participant (iv) the unexcused absence by such Participant from such Participant’s regular job location for more than five consecutive days or for more than the aggregate number of days permitted to the Participant under Company vacation and sick leave policies applicable to the Participant or (v) any conduct or activity of such Participant deemed injurious to the Company in the reasonable discretion of the Company or the Board of Directors.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee of directors appointed by the Board to administer the Plan pursuant to ARTICLE VII hereof.

(j) “Common Stock” means (i) the authorized Common Stock of the Company, par value $.001 per share, as constituted on the date the Plan becomes effective or (ii) the shares resulting from a change in the Common Stock as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares without par value or as a change in the par value.

(k) “Company” means Cinemark Holdings, Inc., a Delaware corporation, or any successor corporation.

(l) “Consultant” means a consultant or advisor who is a natural person and who provides bona fide services to the Company or a Subsidiary, provided such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(m) “Corporate Event” shall have the meaning ascribed to such term in Section 6.5.

(n) “Covered Employee” means the chief executive officer and the four other highest compensated officers of the Company for whom total compensation is or would be required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(o) “Date of Grant” means, provided the key terms and conditions of the Award are communicated to the Participant within a reasonable period of time following the Administrator’s action, the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Company Common Stock or, if a subsequent date is set forth in such resolution or determined by the Administrator as the Date of Grant, then such date as is set forth in such resolution. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant shall not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

(p) “Designee” means a party designated by the Company as having the Repurchase Right described in Section 9.3 including, without limitation, the stockholders of the Company on a pro rata basis.

(q) “Director” means a member of the Board or a member of the board of directors of a Subsidiary.

(r) “Disability” means “Disability” as defined in any written Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which Disability is defined, then “Disability” means a physical or mental impairment that (a) renders Participant unable to perform the essential functions of Participant’s Service to the Company or its Subsidiaries, even with reasonable accommodation that does not impose an undue hardship on the Company or its Subsidiaries, (b) has existed for at least sixty (60) consecutive days, and (c) in the opinion of a physician selected by the Company will last for a duration of at least one hundred eight (180) consecutive days. Participant’s Disability shall be determined by the Company, in good faith, based upon information supplied by Participant and a physician selected by the Company. For purposes of determining the rules relating to an Incentive Option, the term “Disability” shall have the meaning ascribed to it under Code Section 22(e)(3). Participant shall submit to physical exams and diagnostic tests reasonably recommended by such physician.

(s) “Employee” means an officer or other employee of the Company or a Subsidiary.

(t) “Fair Market Value” of each share of Common Stock on the date for which Fair Market Value is to be determined will be determined using a method consistent with the definition of fair market value found in

Code § 409A and any regulations promulgated thereunder and in effect as of such date, and, where possible, will be determined using a method that is a presumptively reasonable valuation method under the Code and/or the regulations. As of the date of this Agreement, such methods include:

(i) If the Common Stock is readily tradable on an established securities market, the Fair Market Value may be determined based upon the last sale before or the first sale after the grant, the closing price on the trading day before or the trading day of the grant, or may be based upon an average selling price during a specified period that is within 30 days before or 30 days after the grant, provided that the commitment to grant the stock rights based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.

(ii) If at any time the Common Stock is not listed on any securities exchange or readily tradable on a recognized securities market, the Fair Market Value shall be determined in good faith by the Administrator through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including by an independent appraisal that meets the requirements of Code § 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, the grant date of a stock option) and such determination shall be conclusive and binding on all persons.

(u) “Immediate Family” has the meaning given to such term in Section 5.4(c).

(v) “Implied Equity Value” means the creation of equity value based on the annual internal rate of return (“IRR”) of all equity returns per share, including dividends paid to stockholders during the period between the inception of the performance measurement period and the end of the performance measurement period. This value is not intended to track and may be different from changes in the stock price over the same period. IRR is calculated by reference to enterprise value. Enterprise value is determined by multiplying Adjusted EBITDA for the trailing 12 month period ending on the most recent preceding fiscal quarter by a multiple factor designated by the Administrator. The enterprise value so determined is adjusted by subtracting net debt and the book value of consolidated minority interests as reflected on the balance sheet of the Company and adding the fair market value of the equity holdings of any nonconsolidated entity held by the Company. The Administrator may, in its discretion, exclude the fair market value of the equity holdings of any nonpublic nonconsolidated entity from the calculation of Implied Equity Value if such exclusion results in a reduction in the IRR, but may not exercise such discretion if it results in an increase in the IRR. If the Administrator does not designate a multiple factor, the multiple factor will be 10.

(w) “Incentive Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code.

(x) “Incentive Option Agreement” has the meaning given to such term in Section 5.2.

(y) “Listing Date” means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

(z) “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

(aa) “Nonqualified Option” means an Option that is not intended to qualify as an Incentive Option.

(bb) “Nonqualified Option Agreement” has the meaning given to such term in Section 5.3.

(cc) “Option” means an option to purchase Common Stock granted by the Administrator to a Participant pursuant to ARTICLE V hereof.

(dd) “Option Agreement” means an Incentive Option Agreement and/or a Nonqualified Option Agreement, as applicable.

(ee) “Option Shares” means shares of Common Stock purchased as a result of the exercise by an Option holder of an Option, as well as any securities received by the holder in respect of such Option Shares.

(ff) “Optionholder” means a Participant to whom an Option has been granted under the Plan.

(gg) “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(3).

(hh) “Participant” means an Employee, Director or Consultant to whom Awards have been granted or awarded under the Plan.

(ii) “Performance Award” means an Award granted pursuant to Section 5.7.

(jj) “Permitted Transferee” has the meaning given to such term in Section 5.4(c).

(kk) “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

(ll) “Plan” means the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as set forth herein and as from time to time amended.

(mm) “Publicly Traded” means corporate stock that is listed on any national securities exchange or traded in any recognized securities market system.

(nn) “Requisite Holders” means the holders of the Company’s capital stock constituting more than 50% of the Company’s voting power of all classes of Common Stock of the Company then outstanding.

(oo) “Restricted Award” means an Award of either Restricted Shares or Restricted Stock Units, which may include a Performance Award.

(pp) “Restricted Shares” means the shares of Common Stock that are awarded to a Participant pursuant to Section 5.5 which on the date of award are both nontransferable and subject to a substantial risk of forfeiture.

(qq) “Restricted Stock Unit” means a hypothetical Common Stock unit awarded to a Participant pursuant to Section 5.6.

(rr) “Restriction Period” means the period during which Restricted Shares or Restricted Stock Units remain nontransferable and subject to the substantial risk of forfeiture.

(ss) “Sale of the Company” means the “Sale of the Company” as defined in any written Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which “Sale of the Company” is defined, the “Sale of the Company” means the sale of the Company to a Person or Persons, pursuant to which such Person or Persons directly or indirectly acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors or entitling such Person or Persons to exercise more than fifty percent (50%) of the total voting power of the outstanding shares of capital stock entitled to vote of the Company or of the surviving entity (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

(tt) “Service” means service provided to the Company or a Subsidiary as an Employee, Director or Consultant.

(uu) “Service Agreement” means any written agreement between a Participant and the Company or any of its Subsidiaries regarding the provision of Service to the Company or any of its Subsidiaries by such Participant.

(vv) “Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

(ww) “Subsidiary” or “Subsidiaries” means, as to any Person, any other Person (i) of which such Person or any other Subsidiary of such Person is a general partner, (ii) of which such Person, any one or more of its other subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, directly or indirectly owns or controls securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (iii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, possesses he right to elect more than fifty percent (50%) of the board of directors or Persons holding similar positions; provided, however, with respect to determining rules relating to Incentive Options, the term “Subsidiary” or “Subsidiaries” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

ARTICLE III.

STOCKHOLDER APPROVAL; RESERVATION OF SHARES

3.1 Stockholder Approval. The Plan shall become effective only if, within 12 months from the date the Plan is adopted by the Board, the Plan is approved by the affirmative vote of the Requisite Holders, or by written consent of such Requisite Holders, in accordance with the applicable provisions of the Certificate of Incorporation and Bylaws of the Company and applicable state law. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers, or amendments to satisfy Section 409A of the Code and the regulations thereunder regarding requirements for deferred compensation plans.

3.2 Shares Reserved Under Plan. The aggregate number of shares of Common Stock which may be issued, whether upon the exercise of Options granted under the Plan or as Restricted Shares granted under the Plan, shall not exceed 19,100,000 shares (as such shares may be adjusted pursuant to Section 9.4 of the Plan). When the exercise price for an Option granted under this Plan is paid with previously outstanding shares of Common Stock or with shares of Common Stock as to which the Option is being exercised, as permitted in Section 5.4(f), the total number of shares of Common Stock for which Options granted under this Plan may thereafter be exercised shall be irrevocably reduced by the total number of shares for which such Option is thus exercised. Shares of Common Stock subject to Awards granted under the Plan may consist of either authorized but unissued shares or shares which have been issued and which shall have been heretofore or shall be hereafter reacquired by the Company. The total number of shares of Common Stock authorized under the Plan shall be subject to increase or decrease in order to give effect to the provisions of Section 9.4 hereof and to give effect to any amendment adopted pursuant to ARTICLE VIII. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares as to which such Option was not exercised shall again be available for purposes of the Plan. If any Restricted Shares granted under the Plan are terminated, cancelled or forfeited for any reason, such Restricted Shares shall again be available for purposes of the Plan. If any other Award granted under the Plan is terminated, cancelled or forfeited for any reason, the shares of Common Stock not acquired under such Award shall again be available for purposes of the Plan. The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock, subject to this Section 3.2, as will be sufficient to satisfy the requirements of the Plan.

ARTICLE IV.

PARTICIPATION IN PLAN

4.1 Eligibility. Awards under the Plan may be granted to any Employee, Director or Consultant of the Company or a Subsidiary. The Administrator shall determine those Employees, Directors and Consultants to whom Awards shall be granted, and, subject to Section 3.1 hereof, the number of shares of Common Stock subject to each such Award. The grant of an Award under the Plan to a Participant shall not be deemed either to entitle such Participant to, or disqualify such Participant from, participation in any other grant of Awards under the Plan.

4.2 Participation Not Guarantee of Service. Subject to the terms of any Service Agreement with a Participant, nothing in this Plan or in any Award Agreement shall in any manner be construed to limit in any way the right of the Company or any Subsidiary to terminate a Participant’s Service at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan or any Award Agreement, or to give any right to a Participant to remain employed or retained by the Company or a Subsidiary thereof in any particular position or at any particular rate of compensation.

4.3 Section 162(m) Limitation. Subject to the provisions of Section 9.4 relating to adjustments upon changes in the shares of Common Stock, no Employee will be eligible to be granted Options covering more than 1,500,000 shares during any fiscal year, or Performance Awards (including Restricted Shares and Restricted Stock Units) that could result in such Employee receiving more than 1,000,000 shares of Common Stock for each full or partial fiscal year of the Company contained in the performance period of a particular Performance Award. This Section 4.2 does not apply prior to the Listing Date and, following the Listing Date, this Section 4.2 does not apply until (a) the earliest of (i) the first material modification of the Plan (including any increase in the number of shares of Common Stock reserved for issuance under the Plan in accordance with Section 3.2), (ii) the issuance of all of the shares of Common Stock reserved for issuance under the Plan, (iii) the expiration of the Plan, or (iv) the first meeting of stockholders at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (b) such other date as is required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

4.4 Effect of Plan. Neither the adoption of the Plan nor any action of the Board, the Committee or the Administrator shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights, except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Administrator and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in such Award Agreement. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

ARTICLE V.

GRANT AND EXERCISE OF OPTIONS; GRANT OF RESTRICTED SHARES AND

RESTRICTED STOCK UNITS; GRANT OF PERFORMANCE AWARDS

5.1 Grant of Options. The Administrator may from time to time in its discretion grant Options, which may be Incentive Options or Nonqualified Options, to Employees, Directors or Consultants. All Options under the Plan shall be granted within ten years from the date the Plan is adopted by the Board or the date the Plan is approved by the Requisite Holders, whichever is earlier.

5.2 Incentive Options. The Administrator may authorize the grant of Incentive Options subject to the terms and conditions set forth herein. The grant of an Incentive Option shall be evidenced by a written agreement between the Company and the Optionholder setting forth the number of shares of Common Stock subject to the Incentive Option evidenced thereby and the terms, conditions and restrictions applicable thereto (an “Incentive Option Agreement”). The aggregate Fair Market Value of the Common Stock with respect to which Incentive Options granted under all incentive stock option plans of the Company and its Subsidiaries are exercisable for the first time by the Optionholder during any calendar year shall not exceed $100,000 or such other threshold in accordance with applicable law. Incentive Options may only be granted to Employees.

5.3 Nonqualified Options. The Administrator may authorize the grant of Nonqualified Options subject to the terms and conditions set forth herein. The grant of a Nonqualified Option shall be evidenced by a written agreement between the Company and the Optionholder setting forth the number of shares of Common Stock subject to the Nonqualified Option evidenced thereby and the terms, conditions and restrictions applicable thereto (a “Nonqualified Option Agreement”).

5.4 Option Terms. Options granted under the Plan shall be subject to the following requirements:

(a) Option Price. The exercise price of each Incentive Option granted under the Plan shall not be less than the greater of (i) the aggregate par value of the underlying shares of Common Stock and (ii) 100% of the Fair Market Value of the underlying shares of Common Stock on the date the Option is granted. The exercise price of any Nonqualified Options granted under the Plan shall not be less than the Fair Market Value of the underlying shares of Common Stock on the Date of Grant. The exercise price of an Option may be subject to adjustment pursuant to Section 9.4 hereof.

(b) Term of Option. The term during which an Option is exercisable shall be that period determined by the Administrator as set forth in the applicable Option Agreement, provided that no Option shall have a term that exceeds a period of ten years from the date of its grant. Notwithstanding anything herein to the contrary, no portion of an Option may be exercised after the end of the term of such Option.

(c) Nontransferability of Options. Any Option granted under the Plan shall not be transferable by the Optionholder other than by will or the laws of descent and distribution, and each such Option shall be exercisable during the Optionholder’s lifetime only by him or her. No transfer of an Option by an Optionholder by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Administrator may determine necessary to establish the validity of the transfer. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit the transfer of a Nonqualified Option as follows: (i) by gift to a member of the Optionholder’s immediate family or (ii) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the trustor (the recipient of the Nonqualified Option under either or both of (i) or (ii) immediately above is referred to herein as a “Permitted Transferee”). For purposes of this Section 5.4(c) “immediate family” shall mean the Optionholder’s spouse (but shall not include a former spouse), child, stepchild, grandchild, child-in-law, parent, stepparent, grandparent, parent-in-law, sibling, and sibling-in-law and shall include adoptive relationships. A transfer of a Nonqualified Option permitted under this Section 5.4(c) may be made only upon written notice to and approval thereof by the Administrator. A Permitted Transferee may not further assign, sell or transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution provided that the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Administrator may determine necessary to establish the validity of the transfer. In addition, following the transfer, the Nonqualified Option shall continue to be subject to the terms of this Plan and the Option Agreement evidencing the Nonqualified Option; provided, however, that where appropriate, the term “Optionholder” shall be deemed to apply to the Permitted Transferee. Upon the termination of Service of the Optionholder, the provisions of this Plan or the Option Agreement pursuant to which the Option was granted will apply to the Permitted Transferee as if such Permitted Transferee was substituted for the Optionholder in such provisions.

(d) Time and Amount Exercisable. Each Option shall be exercisable in accordance with the provisions of the Option Agreement pursuant to which it is granted in whole or in part, from time to time, subject to any limitations with respect to the number of shares of Common Stock for which the Option may be exercised at a particular time and to such other conditions as the Administrator, in its discretion, may specify in the applicable Option Agreement. Any portion of an Option which has become exercisable shall remain exercisable until it is exercised in full or it terminates or expires pursuant to the terms of the Plan or the applicable Option Agreement. The Administrator may provide that an Option may be immediately exercisable and provide that upon exercise of the Option, the Optionholder shall receive Restricted Shares subject to any remaining vesting restrictions on such Option.

(e) Terms of Incentive Options Granted to Ten Percent Stockholders. Notwithstanding the foregoing, no Incentive Option shall be granted to any Employee who owns, directly or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the Fair Market Value of the Common Stock subject to such Incentive Option and such Incentive Option, by its terms, is not exercisable after the expiration of five years from the date such Incentive Option is granted. For the purpose of clarification the limitations contained in this Section 5.4(e) shall not apply to the grant of Nonqualified Options.

(f) Payment of Exercise Price and Delivery of Shares; Tax Withholding.

(i) The entire exercise price of shares of Common Stock purchased upon exercise of Options shall, at the time of purchase, be paid for in full (the “Exercise Price”). To the extent that the right to purchase shares has become exercisable in accordance with the terms of the Plan and the applicable Option Agreement, Options may be exercised from time to time by written notice to the Administrator, stating the full number of shares with respect to which the Option is being exercised and the proposed time of delivery thereof (which shall be at least five (5) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon by the Optionholder (or other person entitled to exercise the Option) and the Administrator), accompanied by payment to the Company of the Exercise Price in full. Such payment shall be effected (i) by certified or official bank check, (ii) if so permitted by the Administrator, by the delivery of a number of shares of Common Stock owned by the Participant duly endorsed for transfer to the Company (plus cash if necessary) having a Fair Market Value equal to the amount of such Exercise Price, (iii) if so permitted by the Administrator, by payment with financial assistance from the Company in accordance with the provisions of Section 7.4 hereof, (iv) during any period for which the Common Stock is readily tradable on an established securities market (i.e., the Common Stock is listed on any national securities exchange or traded in any recognized securities market system), by a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate Exercise Price of such Options (a “Cashless Exercise”); or (v) subject to the discretion of the Administrator, upon such terms as the Administrator shall approve, by notice of exercise including a statement directing the Company to retain such number of shares of Common Stock from any transfer to the Optionholder (“Stock Withholding”) that otherwise would have been delivered by the Company upon exercise of the Option having a Fair Market Value equal to all or part of the Exercise Price of such Option exercise. In the event the Exercise Price requires retention of a fractional share, the number of shares subject to Stock Withholding shall be rounded down and the Optionholder shall be required to pay the remainder of the Exercise Price by certified or official bank check. Any shares retained for the purpose of satisfying the Stock Withholding shall not again be available for issuance under the Plan. Unless otherwise provided in the terms of an Option Agreement, payment of the exercise price by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act in the form of a Stock for Stock Exchange is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(ii) In addition to payment of the Exercise Price, the Optionholder shall be required to include payment of the amount of all federal, state, local and other income, excise or employment taxes subject to withholding (if any) by the Company or a Subsidiary as a result of the exercise of an Option. The Optionholder may pay all or a portion of the tax withholding by cash or check payable to the Company, or, at the discretion of the Administrator, upon such terms as the Administrator shall approve, by (i) certified or official bank check (ii) Cashless Exercise, if the Stock is readily tradable on an established securities market; (iii) tendering Common Stock owned by the Optionholder, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the withholding due for the number of shares being exercised or purchased; (iv) by paying all or a portion of the tax withholding for the number of shares being purchased by withholding shares from any transfer or payment to the Optionholder (“Stock Withholding”); or (v) a combination of one or more of the foregoing payment methods. Any shares issued pursuant to the exercise of an Option and transferred by the Optionholder to the Company for the purpose of satisfying any withholding obligation shall not again be available for issuance under the Plan. The Administrator will, as soon as reasonably possible, notify the Optionholder (or such Optionholder’s representative) of the amount of employment tax and other withholding tax that must be paid under federal, state and local law due to the exercise of the Option. At the time of delivery, the Company shall, without transfer or issue tax to the Optionholder (or other person entitled to exercise the Option), deliver to the Optionholder (or to such other person) at the principal office of the Company, or such other place as shall be mutually agreed upon, a certificate or certificates for the Option Shares after the Exercise Price and all federal, state, local or other income, excise or employment taxes subject to withholding have been paid; provided, however, that the time of delivery may be postponed by the Administrator for such period as may be required for it with reasonable diligence to comply with any requirements of law. Unless otherwise provided in the terms of an Option Agreement, payment of the tax withholding by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by delivering previously owned and unencumbered shares of Common Stock of the Company or in the form of share withholding is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(iii) Notwithstanding the foregoing, during any period for which the Common Stock is Publicly Traded, payment of the Exercise Price or tax withholding with a promissory note or other transaction by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company or an Affiliate in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) is prohibited with respect to any Award under this Plan.

(g) Rights of Optionholder in Common Stock. Neither any Optionholder nor the legal representatives, heirs, legatees, distributees or Permitted Transferees of any Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares unless and until such shares of Common Stock are issued to such Person and such Person has received a certificate or certificates therefor. Upon the issuance and receipt of such certificate or certificates, such Option holder shall have absolute ownership of the shares of Common Stock evidenced thereby, including the right to vote such shares, to the same extent as any other owner of shares of Common Stock, and to receive dividends thereon, subject, however, to the terms, conditions and restrictions of the Plan and any other undertakings of such holder of Common Stock.

5.5 Restricted Shares.

(a) General. The Administrator, in its sole discretion, may from time to time authorize the grant of Restricted Shares to Employees, Directors or Consultants. The Administrator may determine the basis on which the restrictions imposed on the Restricted Shares may lapse. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in Section 5.5(c) or ARTICLE VI, the certificate or certificates shall be held by the Company for the account of the Participant, and the Participant shall have beneficial ownership of the Restricted Shares, subject to the provisions of paragraph 5.5(b).

(b) Restrictions. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph 5.5(c) or ARTICLE VI and the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Administrator, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i) The Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares;

(ii) The Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of;

(iii) The Restricted Shares will be forfeited immediately upon termination of Participant’s employment with the Company or one of its Subsidiaries, unless otherwise expressly provided herein or in the Award Agreement pursuant to such Restricted Shares were granted; and

(iv) The holder of Restricted Shares shall be entitled to receive dividends thereon and to vote such Restricted Shares.

(c) Waiver of Restrictions. The Administrator, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares.

(d) Distribution of Restricted Shares. If a Participant to whom Restricted Shares have been granted continues to provide Services to the Company or a Subsidiary during the Restriction Period set forth in the Award Agreement, and all other applicable provisions of this Plan have been complied with (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), then upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and the certificate or certificates representing the shares of Common Stock that were granted to the Participant in the form of Restricted Shares shall be delivered to the Participant.

(e) Agreement. An award of Restricted Shares hereunder shall be evidenced by an Award Agreement containing such terms and provisions as are approved by the Administrator, but not inconsistent with the Plan. The Company shall execute such Award Agreements upon instructions from the Administrator.

(f) Section 83(b) Election. Within thirty days after date a Participant is awarded Restricted Shares hereunder, the Participant may file a Code Section 83(b) election with the Internal Revenue Service with respect to all or a portion of the Restricted Shares. The Code Section 83(b) election, if any, shall be filed in compliance with the Treasury regulations promulgated pursuant to Code Section 83(b) of the Code.

5.6 Restricted Stock Units.

(a) Nature of Restricted Stock Units. A Restricted Stock Unit is an Award of hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock. Each Restricted Stock Unit represents a right to receive one share of Common Stock from the Company at the payment date set forth in the Award Agreement. Until the Restricted Stock Units awarded shall have vested and become payable on the payment date specified in the Award Agreement, the Restricted Stock Units and any related securities, cash dividends or other property nominally credited to a Restricted Stock Unit account may not be sold, transferred, or otherwise disposed of and may not be pledged or otherwise hypothecated during such period (the “Restriction Period”) as the Administrator shall determine. Each Award of Restricted Stock Units will be in such form and shall contain such terms, conditions and Restriction Periods as the Administrator shall deem appropriate. The Administrator in its discretion may provide for an acceleration of the end of the Restriction Period in the terms of any Restricted Stock Unit Award, at any time, including the occurrence of a Sale of the Company. The terms and conditions of the Restricted Stock Units may be changed from time to time, and the terms and conditions of separate Restricted Stock Unit Awards need not be identical, but each Restricted Stock Unit Award shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(b) Vesting. Shares of Common Stock acquired under the Restricted Stock Units may, but need not, be subject to an additional Restriction Period that specifies a Right of Repurchase in favor of the Company in accordance with a vesting schedule to be determined by the Administrator, or forfeiture in the event the consideration was in the form of services. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Restricted Stock Units or any Restricted Shares received as settlement of a Restricted Stock Unit, at any time, including in the event of a Sale of the Company.

(c) Termination of Participant’s Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, if a Participant’s Service terminates for any reason, the Participant shall forfeit the unvested Restricted Stock Units acquired in consideration of prior or future services, and any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Award Agreement shall be forfeited and the Participant shall have no rights with respect to the Award.

(d) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Units may be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Administrator shall determine in its discretion, as long as Common Stock awarded under the Restricted Award remains subject to the terms of the Award Agreement.

(e) Lapse of Restrictions. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Administrator (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Stock Units shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Stock Unit Award, to the Participant or the Participant’s beneficiary or estate, as the case may be. The Company shall not deliver any fractional share of Common Stock but shall pay, in lieu thereof, the Fair Market Value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. The Common Stock certificate shall be issued and delivered and the Participant will be entitled to the beneficial ownership rights of such Common Stock not later than (i) the date that is 2-1/2 months after the end of the Participant’s taxable year for which the Restriction Period ends and the Participant has a legally binding right to such amounts; (ii) the date that is 2-1/2 months after the end of the Company’s taxable year for which the Restriction Period ends and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such earlier date as may be necessary to avoid application of Code Section 409A to such Award.

5.7 Performance Awards.

(a) Nature of Performance Awards. A Performance Award is an Award entitling the recipient to vest in or acquire shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock that will be settled in the form of shares of Common Stock upon the attainment of specified performance goals. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company. The Administrator in its sole discretion shall determine whether and to whom Performance Awards shall be made, the performance goals applicable under each Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the number of shares of Common Stock under the Performance Award that will be granted or will vest if the performance goal is attained. Performance goals shall be determined by the Administrator prior to the time 25% of the service period has elapsed, but not later than 90 days after the commencement of the period of service to which the performance goal relates, and may be based on one or more business criteria that apply to a Participant, a business unit or the Company and its Affiliates. Such business criteria may include revenue, sales, earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, return on capital, Implied Equity Value or other formula measure of enterprise value or economic value added, share price performance, improvements in the Company’s attainment of expense levels, implementing or completion of critical projects, improvement in cash-flow (before or after tax) or the occurrence of a Sale of the Company. A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Administrator may determine. Performance goals shall be objective and, if the Company is required to be registered under Section 12 of the Exchange Act, shall otherwise meet the requirements of Section 162(m) of the Code. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. A Performance Award to a Participant who is a Covered Employee shall (unless the Administrator determines otherwise) provide that in the event of the Participant’s termination of Continuous Service prior to the end of the performance period for any reason, such Award will be payable only (i) if the applicable performance objectives are achieved and (ii) to the extent, if any, the Administrator shall determine. Such objective performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses.

(b) Restrictions on Transfer. Performance Awards and all rights with respect to such Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Stockholder. A Participant receiving a Performance Award that is denominated in shares of Common Stock or hypothetical Common Stock units shall have the rights of a stockholder only as to shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Common Stock under a Performance Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator), including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award. The Common Stock certificate shall be issued and delivered and the Participant shall be entitled to the beneficial ownership rights of such Common Stock not later than (i) the date that is 2-1/2 months after the end of the Participant’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts; (ii) the date that is 2-1/2 months after the end of the Company’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such other date as may be necessary to avoid application of Section 409A to such Awards.

(d) Termination. Except as may otherwise be provided by the Administrator at any time, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of Service with the Company and its Affiliates for any reason.

(e) Acceleration, Waiver, Etc. Until such date as the Company Stock is required to be registered under Section 12 of the Exchange Act, or after such date with respect to Participants who are not Covered Employees, at any time prior to the Participant’s termination of employment (or other business relationship) by the Company and its Affiliates, the Administrator may in its sole discretion accelerate, waive or, subject to Section 8.1, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award at any time, including the occurrence of a Sale of the Company. However, with respect to a Covered Employee after the Listing Date, no amendment or waiver of the performance goal will be permitted and no acceleration will be permitted unless the performance goal has been attained and the award is discounted to reasonably reflect the time value of money attributable to such acceleration.

(f) Certification. Following the completion of each performance period, the Administrator shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards shall not be settled until the Administrator has made the certification specified under this Section 5.7(f).

5.8 General Provisions Applicable to Restricted Awards.

(a) Purchase Price. The purchase price of Restricted Awards (including Performance Awards that may be settled in Common Stock), if any, and the sufficiency thereof shall be determined by the Administrator, and may be stated as cash, property, prior or future services. Shares of Common Stock acquired in connection with any Restricted Award may be issued for such consideration, having a value not less than the par value thereof, as determined from time to time by the Administrator.

(b) Consideration. The consideration for Common Stock acquired pursuant to the Restricted Award shall be paid either: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or a Stock for Stock Exchange, or prior or future services that the Administrator determines have a value at least equal to the par value of such Common Stock.

ARTICLE VI.

TERMINATION OF SERVICE; SALE OF THE COMPANY;

CORPORATE EVENT; DISSOLUTION OR LIQUIDATION

6.1 Termination of Service for Cause. In the event that a Participant’s Service with the Company or a Subsidiary shall terminate for Cause, immediately upon such termination of Service all outstanding Awards granted to the Participant pursuant to this Plan shall be forfeited, such Awards shall terminate, the Company shall cancel any outstanding Restricted Shares, and such Awards (including any Restricted Shares) shall be of no further force or effect.

6.2 Death or Disability.

(a) In the event that a Participant’s Service to the Company or a Subsidiary is terminated because of Participant’s death or Disability, the Participant or his estate or legal representative, as applicable, shall have the right to:

(i) exercise any Options granted hereunder at any time within one year after the date of termination of the Participant’s Service due to death or six months after the date of termination of the Participant’s Service due to Disability unless a longer period is otherwise required by the Code (but in no event later than the date on which the Option otherwise would have expired by its terms) only to the extent the Participant was entitled to exercise his Option immediately prior to such date of termination; provided that, in addition to the Options held by such Participant that have already vested as of such date of termination, the lesser of (A) an additional twenty percent (20%) of the number of shares of Common Stock covered by the Option and (B) the remaining amount of unvested shares of Common Stock covered by the Option shall become vested and exercisable on the date of termination due to death or Disability; and

(ii) receive certificates for (x) all Restricted Shares on which the restrictions have lapsed in accordance with the Plan and the applicable Award Agreement and for which certificates have not previously been delivered by the Company as of the date of termination, and (y) the lesser of (A) an additional twenty percent (20%) of the number of Restricted Shares covered by the applicable Award Agreement measured as of the date of termination and (B) the remaining Restricted Shares covered by the applicable Award Agreement on which the restrictions have not lapsed as of the date of termination. The Company shall as promptly as practical deliver the certificates required to be delivered under this Section 6.2(a)(ii) to the Participant, his estate, or legal representative, as applicable.

(b) If a Participant dies during the three-month period after the termination of his Service to the Company or a Subsidiary and at the time of his death the Participant was entitled to exercise an Option theretofore granted to him, the Option shall, unless the applicable Option Agreement provides otherwise, expire one year after the date on which his position as an Employee, Director or Consultant of the Company or a Subsidiary terminated, but in no event later than the date on which the Option would have expired if the Participant had lived. Until the expiration of such period the Option may be exercised by the Participant’s executor or administrator or by any person or persons who shall have acquired the Option directly from the Participant by will or in accordance with the laws of descent and distribution, upon delivery of written notice thereof, a copy of the will, or such other evidence as the Administrator may determine necessary to establish the validity of the Transfer, but only to the extent that the Participant was entitled to exercise the Option at the date of his death and, to the extent the Option is not so exercised, it shall expire at the end of such period.

6.3 Other Terminations. In the event that a Participant’s Service to the Company or a Subsidiary terminates other than for Cause or due to a Participant’s death or Disability pursuant to Sections 6.1 or 6.2 above, as applicable, the Participant shall have the right to (i) exercise any unexercised Options at any time within three months after such termination to the extent such Participant was entitled to exercise the same immediately prior to such termination and (ii) receive certificates for all Restricted Shares on which the restrictions have lapsed in accordance with this Plan and the applicable Award Agreement and for which certificates have not previously been delivered by the Company as of the date of termination. To the extent that restrictions on any Restricted Shares have not lapsed as of such termination date, the Company shall purchase any such Restricted Shares on which the restrictions have not lapsed at the cost paid by the Participant and the Company shall cancel such Restricted Shares as of such date and such Restricted Shares shall be of no further force or effect. To the extent that any Option is not exercised in accordance with this Section 6.3, such Option shall expire at the end of the three-month period beginning on the termination date.

6.4 Sale of the Company. With respect to Options, upon a Sale of the Company, all outstanding Options shall become fully vested and exercisable without regard to the limitations on exercisability contained in Section 5.4 or the applicable Option Agreement immediately prior to such transaction. With respect to Restricted Awards, upon a Sale of the Company, all restrictions shall lapse automatically and the Administrator shall deliver certificates representing such shares of Common Stock to the Participant as promptly as practical prior to the consummation of such Sale of the Company. Upon the Sale of the Company, the Committee shall (i) cancel any or all outstanding Options and Restricted Stock Units under the Plan in consideration for payment to the Participants thereof of an amount equal to the portion of the consideration that would have been payable to such Participants pursuant to such transaction giving effect to the accelerated vesting and as if such Options and Restricted Stock Units had been fully vested immediately prior to such transaction, less the aggregate exercise price that would have been payable therefore and any required withholding tax and (ii) cause all Restricted Shares to be purchased for an equivalent consideration payable in such transaction. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or publicly tradable securities in the Committee’s discretion.

6.5 Corporate Event. In the event of any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off of the assets of the Company; a merger, consolidation or exchange in which the Company is not the surviving entity; or a reverse merger or other exchange in which the Company is the surviving entity, but the shares of Company Common Stock outstanding immediately preceding the merger are converted by virtue of the merger or exchange into other property, whether in the form of securities, cash or otherwise that does not constitute a Sale of the Company (collectively, a “Corporate Event”), then, the Company, to the extent permitted by applicable law, but otherwise in its sole discretion may provide for: (i) the continuation of outstanding Awards by the Company (if the Company is the surviving entity); (ii) the assumption of the Plan and such outstanding Awards by the surviving entity or its parent; or (iii) the substitution by the surviving entity or its parent of Awards with substantially the same terms for such outstanding Awards.

6.6 Dissolution or Liquidation of the Company. In the event of the proposed dissolution or liquidation of the Company that does not constitute a Sale of the Company, outstanding Awards granted hereunder shall terminate as of a date to be fixed by the Administrator; provided that not less than fifteen days’ prior written notice of the date so fixed shall be given to each Participant, and each Participant shall have the right, (i) to exercise his or her Options to the extent they are vested and exercisable and purchase or receive the full number of shares of Common Stock not previously exercised under such Options as applicable, if (and only if) such Options have not at the time expired or been terminated and (ii) to receive certificates for Common Stock under all of Participant’s Restricted Awards on which all restrictions have lapsed in accordance with the Plan and the applicable Award Agreement and for which certificates have not already been delivered prior to such termination date. Failing such exercise, any unexercised portion of all Options granted hereunder and all Restricted Awards on which restrictions have not lapsed as of the termination date shall be forfeited and deemed cancelled as of the effective date of such liquidation or dissolution. The Company shall deliver the certificates required to be delivered by clause (ii) of the immediately preceding sentence no later than 3 days prior to the termination date.

6.7 Subject to Repurchase. At any time as the Common Stock ceases to be Publicly Traded, all shares of Common Stock purchased by an Optionholder or his or her Permitted Transferee or issued pursuant to Restricted Stock Units granted hereunder and all Restricted Shares granted hereunder (regardless of whether or not the restrictions have lapsed) shall be subject to repurchase pursuant to Section 9.3 of this Plan.

6.8 Alternative Provisions. The provisions of this ARTICLE VI shall apply to all Awards granted under the Plan except to the extent expressly provided otherwise in any Award Agreement.

ARTICLE VII.

ADMINISTRATION OF PLAN

7.1 Administration. The Plan shall be administered by the Board of Directors or a Committee of the Board of Directors in accordance with the terms of this ARTICLE VII (the “Administrator”). Any such committee appointed by the Board, or the Board itself during such periods as no such properly constituted and appointed committee exists, is herein referred to as the “Committee.” At such time as the Common Stock is required to be registered under Section 12 of the Exchange Act, the Committee shall consist of not less than two Directors appointed to the Committee by the Board, each of whom shall be a member of the Board and each of whom shall qualify as (i) a Non-Employee Director and (ii) an Outside Director. However, the Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. If the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant

Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Option is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors. A majority of the Committee shall constitute a quorum thereof and the actions of a majority of the Committee approved at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be the actions of the Committee. Vacancies occurring on the Committee shall be filled by the Board. The Board shall have full and final authority (i) to interpret the Plan and each of the Option Agreements and other Award Agreements evidencing Restricted Shares, Restricted Stock Units and Performance Awards, (ii) to prescribe, amend and rescind rules and regulations, if any, relating to the Plan, (iii) to make all determinations necessary or advisable for the administration of the Plan, (iv) to correct any defect, supply any omission and reconcile any inconsistency in the Plan and any Option Agreements or other Award Agreements, and (v) to amend any outstanding Option Agreements and other Award Agreements (collectively “Rights”) for the purpose of modifying the time or manner of vesting, the Purchase Price or Exercise Price, as the case may be, subject to applicable legal restrictions; provided, however, that if any such amendment impairs a Participant’s Rights or increases a Participant’s obligations under such Participant’s Right, such amendment shall also be subject to the Participant’s consent. For the purposes of clarity, a purchase of a Participant’s Rights in accordance with this Plan or the applicable Award in which the Participant receives consideration for such Right shall in no event be deemed an impairment of the Participant’s Rights that requires consent from such Participant. The determination by the Board in all matters referred to herein shall be conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the stockholders of the Company, the Administrator, and each of the members thereof, and the Optionholders and the Participants and their respective successors in interest. The Board may delegate such authority to the Committee (if the Board is not the Administrator) with respect to this Plan as it deems to be in the Company’s best interests in its sole discretion, pursuant to a resolution of the Board granting such authority. However, the Board will retain ultimate authority in all matters related to this Plan or any Awards granted hereunder.

7.2 Liability. No member of the Board or any Committee shall be liable for anything done or omitted to be done by him or by any other member of the Board or any Committee in connection with the Plan, except for his own willful misconduct or gross negligence (unless the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement between the Company and such person, in each case in accordance with applicable law, provides otherwise). The Board and any Committee shall have power to engage outside consultants, auditors or other professional help to assist in the fulfillment of the duties of the Board or any Committee under the Plan at the Company’s expense.

7.3 Determinations. In making its determinations concerning the Participants who shall receive Options and Restricted Awards, as well as the number of shares of Common Stock to be covered thereby and the time or times at which they shall be granted, the Administrator shall take into account the nature of the Service rendered by such Participants, their past, present and potential contribution to the Company’s success and such factors as the Administrator may deem relevant. The Administrator shall determine the form of Award Agreements evidencing Awards under the Plan and the terms and conditions to be included therein; provided such terms and conditions are not inconsistent with the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws. The Administrator may waive any provisions of any Award Agreement, provided such waiver is not inconsistent with the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws. The determinations of the Administrator under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options or Restricted Awards under the Plan, whether or not such persons are similarly situated. All powers exercised by the Administrator hereunder shall be subject to the ultimate authority of the Board.

7.4 Financial Assistance. Subject to any prohibitions, restrictions or other requirements contained in the Securities Laws and any other applicable law, and prior to the Company becoming a registrant or an issuer under the Securities Laws, the Company is vested with authority under this Plan to assist any Participant to whom an Option is granted hereunder in the payment of the Exercise Price payable on exercise of that Option by lending the amount of such Exercise Price to such Participant pursuant to a full recourse promissory note on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Administrator. Notwithstanding the foregoing, in the event there is a stated par value of the Common Stock and applicable law requires, the par value of the Common Stock, if newly issued, shall be paid in cash or cash equivalents. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Unless the Board determines otherwise, shares of Common Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Board, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Notwithstanding the foregoing, all financial assistance provided by the Company to a Participant pursuant to this Section 7.4 shall be repaid in full no later than immediately prior to the Company becoming a registrant or an issuer under the Securities Laws.

7.5 Withholding. The Administrator may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company or its Subsidiaries to withhold Federal, state or local income tax or other employment taxes with respect to any Awards granted, exercised or surrendered under the Plan and may impose such requirements as a condition to the transfer or release of Common Stock to any Participant.

ARTICLE VIII.

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment of Plan. The Plan may be amended at any time and from time to time by the Board, but no amendment which (i) increases the aggregate number of shares of Common Stock which may be issued pursuant to Awards granted under the Plan or (ii) changes the class of individuals eligible to be granted Awards, shall be effective unless and until the same is approved by the Requisite Holders or the written consent of such Requisite Holders. Notwithstanding the foregoing and subject to the provisions of Section 8.4, no amendment to the Plan that has a material, adverse affect on a Participant with regard to outstanding Awards shall be effective, without the consent of such Participant.

8.2 Other Award Provisions. Options, Restricted Awards and other Performance Awards granted under this Plan shall contain such other terms and provisions which are not inconsistent with this Plan or other undertakings of the Participant in his/her capacity as such or as a holder of Common Stock or Restricted Shares, as the Board or Committee may authorize, including but not limited to (a) vesting schedules governing the exercisability of such Options and other Awards, (b) provisions for acceleration of such vesting schedules in certain events, (c) arrangements whereby the Company may fulfill any tax withholding obligations it may have in connection with the exercise of such Options, Restricted Awards and Performance Awards, (d) provisions imposing restrictions upon the transferability of Common Stock acquired on exercise of such Options, Restricted Awards or Performance Awards, whether required by this Plan, Securities Laws or imposed for other reasons, and (e) provisions regarding the termination or survival of any such Options, Restricted Awards or Performance Awards, upon the Participant’s death, Disability, retirement or other termination of Service and the extent, if any, to which any such Options may be exercised or the restrictions on any Restricted Award or Performance Award may be caused to lapse after such event. Incentive Options shall contain the terms and provisions required of them under the Code.

8.3 Termination. The Board may, at any time, terminate the Plan as of any date specified in a resolution adopted by the Board. If not earlier terminated, the Plan shall terminate on March 26, 2018, the day prior to the tenth anniversary of the Restatement Effective Date. No Awards may be granted or awarded after the Plan has terminated, but the Administrator shall continue to supervise the administration of Awards previously granted or awarded.

8.4 Tax Status of Options. To the extent applicable, the Plan is intended to permit the issuance of Incentive Options to Employees in accordance with the provisions of Section 422 of the Code. Subject to the provision of Sections 7.4 and 8.1 of the Plan, the Plan and Option Agreements may be modified or amended at any time, both prospectively and retroactively, and in a manner that may affect Options previously granted, if such amendment or modification is necessary for the Plan and Options granted hereunder to qualify under said provision of the Code. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith. For the avoidance of doubt, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. The Option Agreement shall specify whether the Option is an Incentive Option or Nonqualified Option. To the extent that any portion of the Options granted under the Plan does not meet the requirements of Section 422 of the Code or the Option is not specified as an Incentive Option in the Option Agreement, such Options or portion thereof shall be deemed to be Nonqualified Options. Nothing in the Plan shall be deemed to prohibit the issuance of Nonqualified Options to Employees, Directors and Consultants under the Plan.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

9.1 Restrictions Upon Grant of Awards. If the listing upon any stock exchange or the registration or qualification under any federal or state law of any shares of Common Stock to be issued pursuant to an Award granted under the Plan (whether to permit the grant of Awards, the issuance of shares of Common Stock to any Permitted Transferee or the resale or other disposition of any such shares of Common Stock by or on behalf of the Participants receiving such shares) should be or become required or desirable for the Company, the Board in its sole discretion may determine that delivery of the certificates for such shares of Common Stock shall not be made until such listing, registration or qualification shall have been completed. The Company agrees that it will use its reasonable efforts to effect any such listing, registration or qualification; provided, however, that the Company shall not be required to use its reasonable efforts to effect such registration under the Securities Act of 1933 other than on Form S-8 or such other forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8. The previous sentence does not grant a Participant registration rights with respect to Common Stock. In no event shall the Company be required to register shares of Common Stock for issuance to a Permitted Transferee and any requested exercise of Options by a Permitted Transferee shall be subject to any applicable prior registration of the shares of Common Stock issuable upon such exercise. Any Award granted to a Participant who is a resident of California shall comply with the additional requirements specified in Addendum A attached hereto and forming part of this Plan.

9.2 Restrictions Upon Resale of Unregistered Stock. Each Participant shall, if the Company deems it advisable, represent and agree in writing (i) that any shares of Common Stock acquired by such Participant pursuant to this Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under said Act, (ii) that such Participant is acquiring such shares of Common Stock for his or her own account and not with a view to the distribution thereof and (iii) to such other customary matters as the Company may request. In such case, no shares of Common Stock shall be issued to such Participant unless such Participant provides such representations and agreements and the Company is reasonably satisfied that such representations and agreements are correct.

9.3 Repurchase by the Company and/or its Designee; Restriction on Transfer; Right of First Refusal.

(a) At any time the Common Stock ceases to be Publicly Traded, the Company and its Designee shall have the right (the “Repurchase Right”), to repurchase any shares of Common Stock that were acquired pursuant to the exercise or vesting of an Award under this Plan (“Award Shares”) (or securities into which such Award Shares have been converted) at the Repurchase Price (as hereinafter defined) upon termination of a Participant’s Service with the Company or its Subsidiaries. To the extent that a Participant holds exercisable Options at the time of such termination of Service, the Company or its Designee, as applicable, may elect to purchase such exercisable Options in the same manner as the Option Shares at a price equal to the Repurchase Price less the Exercise Price of such exercisable Options. Notwithstanding the foregoing, the Company’s and its Designee’s right to repurchase Award Shares under this Section 9.3 shall not apply during any period the Company’s Common Stock is Publicly Traded.

(b) The Repurchase Price to be paid by the Company or a Designee if the Participant’s Service terminates or is terminated for any reason shall be the Fair Market Value of the Common Stock underlying the vested Award Shares.

(c) To the extent that the Company or its Designee has the right to repurchase Award Shares, the Company or its Designee may exercise such right by delivery of written notice to the Participant (or such other holder of Award Shares) stating the full number of Award Shares that the Company or its Designee has elected to repurchase, the Repurchase Price per Award Share, and the time of repurchase (which time shall not be earlier than 5 days from the date of notice). The Repurchase Right may be exercised until the later of (i) fifteen (15) days after the expiration of the Award, (ii) two hundred (200) days after (A) the latest purchase by, vesting or transfer from the Company of Award Shares to the Participant or (B) the latest receipt by Participant of certificates representing Award Shares on which the restrictions have lapsed and for which certificates have not been delivered by the Company and (iii) sixty (60) days after the date of Participant’s termination of Service to the Company or a Subsidiary. At the time of repurchase, the Participant shall deliver the certificate or certificates representing his Award Shares to the Company or its Designee, as applicable, at its offices and shall execute any stock powers or other instruments as may be necessary to transfer full ownership of the Option Shares or Restricted Shares to the Company or its Designee. At the time of repurchase, the Company or its Designee shall issue their own check within ten (10) days to the Participant in an amount equal to the aggregate Repurchase Price for the Award Shares for which the Company or its Designee has exercised its right to repurchase, less any amounts required to be withheld under applicable laws. In the event of Participant’s death or Disability, the Company’s or its Designee’s right to purchase and the manner of purchase shall apply with regard to the Participant’s estate, beneficiary, administrator or personal representative.

(d) If the Company’s Common Stock is not Publicly Traded, then during the period a Participant is employed by the Company or a Subsidiary, and for six months after such Participant’s Service to the Company or a Subsidiary is terminated, such Participant shall not, except as provided in this Plan with respect to a Sale of the Company or a Corporate Event, transfer, pledge, mortgage or otherwise encumber or make any disposition of Option Shares or Restricted Shares whatsoever, whether voluntary or involuntary without the Company’s prior written consent (collectively, a “Disposition”), other than to the Company or a Designee. Any purported or attempted Disposition of shares of Common Stock made in violation of this Section 9.3(d) shall be void and of no force and effect.

(e) If (i) the Company or a Designee does not exercise its Repurchase Right as described in this Section 9.3, (ii) the Participant is not otherwise prohibited from making a Disposition of shares of Common Stock pursuant to this Plan and (iii) the Company’s Common Stock is not Publicly Traded, then if a Participant receives a written offer from any bona fide third party purchaser(s) to acquire some or all of the Option Shares of the Participant (the “Offered Shares”), and the Participant intends to accept such offer, the Participant shall first make an irrevocable offer (the “Offer”) to sell the Offered Shares to the Company. The Offer shall be written and either actually delivered or sent by certified or registered mail, return receipt requested, to the Company and shall identify the Offered Shares, the name and address of the prospective purchaser and the terms of the Offer by said prospective purchaser to purchase the Offered Shares. The date of the Offer shall be the date on which a notice containing the Offer has been actually delivered or sent to the Company. The Company or a Designee shall have the irrevocable right and option (the “Right of First Refusal”), for 60 days following the date such notice has been actually delivered or sent, to purchase the Offered Shares at the price stipulated in the Offer and, in the sole discretion of the Company or the Designee, either for cash or on the same credit terms as those contained in the

Offer. If the stated price set forth in the Offer includes any property other than cash, such stated price shall be deemed to be the amount of any cash included in the stated price plus the value, as determined by the Company, of such other property included in such price. The Company or the Designee shall exercise its Right of First Refusal to purchase the Offered Shares hereunder by actual delivery to the Participant of a written notice of intent to purchase such Offered Shares or by sending such notice by certified or registered mail, return receipt requested, properly stamped and addressed to the address of the Participant. The sale and purchase shall be closed at the offices of the Company or the Designee or its counsel on such date within 30 days thereafter as the Company or the Designee shall determine. Upon the exercise of the Right of First Refusal, the Company or the Designee shall be obligated at the closing to make payment as provided above and the Participant shall be obligated at the closing to duly endorse and deliver to the Company or the Designee the certificate(s) evidencing the Offered Shares. Certificates representing the Offered Shares purchased shall be delivered by the Participant at the closing against payment. Each such certificate shall be endorsed in blank or have attached a duly executed stock power, in each case in proper form for transfer. By delivering the certificates at the closing, the Participant shall be deemed to represent (and so shall certify if requested by the Company or the Designee) that the sale of the Common Stock has been duly authorized, the certificates evidencing the Common Stock have been duly and validly endorsed and delivered for transfer to the purchaser and that the Company will receive good title to such shares, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, voting trusts, and preemptive rights.

9.4 Adjustments. The number of shares of Common Stock authorized for issuance under the Plan, as well as the price to be paid and the number of shares issued upon exercise of outstanding Options, shall be adjusted by the Company to reflect any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger, consolidation or exchange, a reverse merger or similar transaction which does not constitute a Sale of the Company. All adjustments permitted by this Plan shall be made by the Administrator in a manner that is intended to provide an appropriate adjustment that neither increases or decreases the value of such Award as in effect immediately prior to such corporate change, and the Administrator’s determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive for all purposes of the Plan and of each Option Agreement or other Award Agreement; provided, however, that each Incentive Option granted pursuant to the Plan shall not be adjusted in a manner that causes such Incentive Option to fail to continue to qualify as an Incentive Option without the prior consent of the Optionholder thereof.

9.5 Use of Proceeds. The proceeds from the sale of Common Stock pursuant to Options and Restricted Shares granted under the Plan shall constitute general funds of the Company and may be used for such corporate purposes as the Company may determine.

9.6 Substitution of Options.

(a) The Administrator may, without the consent of the holder of any Option granted under the Plan, cancel such Option and grant a new Option in substitution therefor, provided that the new Option as so substituted shall satisfy all of the requirements of the Plan as of the date such new Option is granted.

(b) Options may be granted under the Plan in substitution for options held by individuals who are employees, directors or consultants of another corporation and who become Employees, Directors or Consultants of the Company or any Subsidiary of the Company eligible to receive Options pursuant to the Plan as a result of a merger, consolidation, exchange, reorganization or similar event described in ARTICLE VI. The terms and conditions of any Options so granted may vary from those set forth in the Plan to the extent deemed appropriate by the Administrator in order to conform the provisions of Options granted pursuant to the Plan to the provisions of the options in substitution for which they are granted.

9.7 Restrictive Legends.

(a) Certificates representing shares of Common Stock delivered pursuant to the exercise of Options and Restricted Stock Units and certificates representing Restricted Shares shall bear an appropriate legend referring to the terms, conditions and restrictions described in this Plan. Any attempt to dispose of any such shares of Common Stock or Restricted Shares in contravention of the terms, conditions and restrictions described in the Plan shall be ineffective, null and void, and the Company shall not effect any such transfer on its books.

(b) Any shares of Common Stock of the Company received by a Participant (or his or her heirs, legatees, distributees or legal representative) or any Restricted Shares received as a stock dividend on, or as a result of a stock split, combination, exchange of shares, reorganization, merger, consolidation or otherwise with respect to, shares of Common Stock received pursuant to the exercise or grant of Awards, shall be subject to the terms and conditions of the Plan and bear the same legend as the shares received pursuant to the exercise or the grant of Awards.

9.8 Market Stand-Off. Each Option Agreement and Award Agreement shall provide that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s initial public offering, the Participant shall agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Common Stock acquired pursuant to this Plan without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the “Market Stand-Off”). In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Common Stock acquired under this Plan until the end of the applicable stand-off period. If there is any change in the number of outstanding shares of Common Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Common Stock subject to the Market Stand-Off, or into which such Common Stock thereby become convertible, shall immediately be subject to the Market Stand-Off.

9.9 Notices. Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal place of business or sent by a nationally recognized overnight delivery service, and to the Participant at the address on file with the Company at the time of grant hereunder, or to such other address as either party may hereafter designate in writing by notice similarly given by one party to the other.

9.10 Prior Option Agreements. Each Option Agreement entered into prior to the Restatement Effective Date (as hereinafter defined) is hereby amended to conform to the exercise provisions of Section 5.4 of the Plan.

9.11 Restatement Effective Date. The Board has determined that it is in the best interest of the Company to amend and restate the Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended to the date hereof, as provided herein. This amendment and restatement of the Cinemark Holdings, Inc. Long Term Incentive Plan is effective as of March 27, 2008 (the “Restatement Effective Date”) and applies to all Awards heretofore granted under (i) the Cinemark, Inc. 2004 Long Term Incentive Plan, (ii) the Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended, and (iii) all Awards that may hereafter be made under the Plan. The grant of any Award hereunder shall be contingent upon stockholder approval of the Plan being obtained within 12 months after the Board approves the Plan.

[Signature page follows]

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused this Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, to be executed on the date specified below effective as of the 27th day of March, 2008.

CINEMARK HOLDINGS, INC.

Dated: April 4, 2008	By:	/s/ Alan Stock
	Name:	Alan W. Stock
	Title:	Chief Executive Officer

Signature Page to Cinemark Holdings, Inc. 2006 LTIP

Addendum A

ADDENDUM A TO

AMENDED AND RESTATED CINEMARK HOLDINGS, INC.

2006 LONG TERM INCENTIVE PLAN

FOR GRANTS MADE TO CALIFORNIA RESIDENTS

Securities sold and options granted in California prior to the Listing Date to employees, directors, managers or consultants of Cinemark Holdings, Inc. or any of its Affiliates shall be subject to the following additional provisions, which shall be part of the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan. This Addendum A shall not apply to any Awards granted on or after the Listing Date.

ARTICLE I.

EXERCISE AND PURCHASE PRICE

1.1	Exercise Price Restrictions Applicable to Non-Qualified Stock Options.

(a)	In the case of Non-Qualified Stock Options, the Exercise Price shall be determined in the sole discretion of the Administrator; provided, however, that the Exercise Price shall be no less than 100% of the Fair Market Value of the shares of Stock on the Date of Grant of the Non-Qualified Stock Option.

(b)	A Ten Percent Shareholder shall not be eligible for designation as an Optionholder, unless (i) the Exercise Price of a Non-Qualified Stock Option is at least 110% of the Fair Market Value of a Share on the Date of Grant.

1.2	Purchase Price Restrictions Applicable to Restricted Shares.

(a)	Each Award Agreement for Restricted Shares shall state the price at which the Stock subject to such Restricted Share Agreement may be purchased (the “Purchase Price”), which, with respect to Restricted Shares, shall be determined in the sole discretion of the Administrator; provided, however, that the Purchase Price shall be no less than 85% of the Fair Market Value of the shares of Common Stock on the Award date of the Restricted Stock subject to the Award Agreement.

(b)	A Ten Percent Shareholder shall not be eligible for An Award Agreement for Restricted Shares unless the Purchase Price (if any) is at least 100% of the Fair Market Value of a share of Common Stock.

(c)	At the discretion of the Administrator, Restricted Shares may be awarded under the Plan in consideration of services rendered to the Company, a parent or a Subsidiary prior to the Award.

1.3	Non-Applicability. The Exercise Price restrictions applicable to Non-Qualified Stock Options required by Section 1.1 hereof and the Purchase Price restrictions applicable to Restricted Shares required by Section 1.2 hereof shall be inoperative if (a) the shares of Stock to be issued upon payment of the Purchase Price have been registered under a then currently effective registration statement under applicable federal securities laws and the Company (i) is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or becomes an investment company registered or required to be registered under the Investment Company Act of 1940, and (ii) the Company’s Stock is listed or approved for listing upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity), if the exchange or Nasdaq Stock Market (or its successor) has been certified by rule or order of the California Commissioner of Corporations; or (b) a determination is made by counsel for the Company that such Exercise Price restrictions are not required in the circumstances under applicable federal or state securities laws.

A-24	California Addendum

Addendum A

ARTICLE II.

EXERCISABILITY AND VESTING

2.1	Options. Each Stock Option Agreement shall specify the date when all or any installment of the Option becomes exercisable. Unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires and another exemption from qualification under the California Corporations Code applies which does not require, an Option granted to an Optionholder who is not an officer of the Company, a Director or a Consultant shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the Date of Grant. Subject to the preceding sentence, the exercise provisions of any Stock Option Agreement shall be determined by the Administrator, in its sole discretion.

2.2	Restricted Shares. The Restricted Shares will be forfeited immediately upon termination of Participant’s employment with the Company or one of its Subsidiaries, unless otherwise expressly provided herein or in the Award Agreement pursuant to such Restricted Shares were granted. Unless a determination is made by counsel for the Company that Section 25102(o) of the California Corporations Code no longer requires and another exemption from qualification under the California Corporations Code applies which does not require, an Award of Restricted Shares granted to an employee who is not an officer of the Company, a Director, a manager or a Consultant shall provide that the risk of forfeiture and any right to repurchase unvested stock at less than Fair Market Value shall lapse at a rate of at least 20% per year over five years from the date the Award Agreement for Restricted Shares is granted. Subject to the preceding sentence, the vesting and forfeiture provisions of any Restricted Share Award Agreement shall be determined by the Administrator, in its sole discretion.

ARTICLE III.

TERM

3.1	Term of Option. Unless Optionholder’s Service with the Company, a parent, or Subsidiaries is terminated for Cause, in no event may the right to exercise any Option in the event of termination of Service (to the extent that the Optionholder is entitled to exercise on the date of termination of Service) be (i) less than six months from the date of termination if termination was caused by death or Disability and (ii) less than 30 days from the date of termination if termination was caused by other than death, Disability or Cause.

3.2	Limits on Post Termination Exercise. The provisions of Section 3.1 may not (i) allow any Option to be exercised after the expiration of ten years after the date the Option is granted or (ii) preclude a Ten Percent Shareholder from receiving an ISO satisfying the requirements of Section 422(c)(5) of the Code, including without limitation, that such ISO by its terms not be exercisable after the expiration of five years from the Date of Grant.

ARTICLE IV.

REPURCHASE RIGHTS

4.1	Lapse of Repurchase Rights. For purposes of the Repurchase Right under Section 9.3 of the Plan upon termination of Service, the Repurchase Price shall be presumptively reasonable if:

(a)	In the case of vested Common Stock, it is not less than the Fair Market Value of the Common Stock to be repurchased on the date of termination of Service, and the Repurchase Right must be exercised for cash or cancellation of purchase money indebtedness for the Common Stock within 90 days of termination of Service (or in the case of Common Stock issued upon exercise of Options after the date of termination, within 90 days after the date of exercise), and the Repurchase Right terminates when the Company’s securities become Publicly Traded.

(b)	In the case of unvested Common Stock, it is at the lesser of the original purchase price or Fair Market Value, provided the Repurchase Right at the original purchase price lapses at the rate of at

A-25	California Addendum

Addendum A

least 20% per year over five years from the date the Option Agreement or Award Agreement for Restricted Shares is granted (without respect to the date the Option or Award Agreement was exercised or became exercisable) and the Repurchase Right must be exercised for cash or cancellation of purchase money indebtedness for the Common Stock within 90 days of termination of Service (or in the case of Common Stock issued upon exercise of Options after the date of termination, within 90 days after the date of exercise).

4.2	Additional Restrictions Permitted. In addition to the restrictions set forth in clauses (a) and (b) of Section 4.1, the Common Stock held by an officer, a Director, a manager or a Consultant of the Company or an Affiliate may be subject to additional or greater restrictions.

ARTICLE V.

ADDITIONAL COMPLIANCE PROVISIONS

5.1	Voting Rights. Notwithstanding anything to the contrary in the Plan, Common Stock issued pursuant to the Plan shall carry equal voting rights on all matters where such vote is required by applicable law.

5.2	Financial Information. To the extent necessary to comply with California law, the Company each year shall furnish to Participants its balance sheet and income statement, unless such Participants are limited to key Employees whose duties with the Company assure them access to equivalent information.

A-26	California Addendum

Appendix B

CINEMARK HOLDINGS, INC.

PERFORMANCE BONUS PLAN

(As amended by the Compensation Committee on March 22, 2013, subject to stockholder approval)

1.	Purpose.

The purpose of Cinemark Holdings, Inc. Performance Bonus Plan is to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code.

2.	Definitions.

Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of , and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business. The following terms, as used herein, have the following meanings:

(a) “Adjusted EBITDA” means for any period, without duplication, consolidated net income for such period plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of:

(i) expenses for taxes based on income or capital, including franchise and similar taxes;

(ii) consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness;

(iii) depreciation and amortization expense, including changes in deferred lease expense and amortization of long-term prepaid rent;

(iv) amortization of intangibles and organization costs;

(v) any extraordinary, unusual or non-recurring gains, losses, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence (including, without limitation, expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under stock option plans or similar incentive plans such as long term incentive plans, relocation and restructuring costs related to acquisitions or losses);

(vi) the impact of impairment of tangible or intangible assets;

(vii) net losses on sales of assets outside of the ordinary course of business;

(viii) losses or costs arising from lease dispositions;

(ix) any call premium (or original issue discount) expenses associated with the repurchase or repayment of indebtedness;

(x) any other non-cash charges (including stock option, restricted stock and other noncash compensation or foreign exchange losses);

(xi) any reasonable expense related to any equity offering, acquisition, recapitalization, asset sale or indebtedness (whether or not successful);

and minus (1) any extraordinary, unusual or non-recurring income or gains and (2) any other non-cash income or gains (including foreign exchange gains) (other than the amortization of prepaid cash income). Adjusted EBITDA may include such additional measures of performance and liquidity as the Administrator determines are appropriate to determine value and service debt. Adjusted EBITDA is a non-GAAP financial measure used by the Company in the budget and reporting process.

(b) “Adjusted EBITDA Margin” means Adjusted EBITDA divided by total revenues.

(c) “Administrator” means the Board or a committee thereof to which the Board has delegated authority to administer the Plan in accordance with Section 3.

(d) “Award” means an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of specific Performance Targets during the Performance Period with respect to a preestablished Performance Factor.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means, collectively, Cinemark Holdings, Inc. and its subsidiaries and their respective successors.

(h) “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Executive Officer” means an officer of the Company who is an “executive officer” within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(k) “Participant” means an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(l) “Performance Factors” means the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholders’ equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. With respect to Participants who are not Executive Officers, Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) and Section 6(e) hereof, the Administrator shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.

(m) “Performance Period” means the Company’s fiscal year or such other period as may be specified by the Administrator.

(n) “Performance Target” means the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine. A Performance Target may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. More than one Performance Factor may be incorporated in a Performance Target, in which case achievement with respect to each Performance Factor may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of Performance Targets for a Performance Period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that Performance Period.

(o) “Plan” means the Cinemark Holdings, Inc. Performance Bonus Plan.

(p) “Publicly Held Corporation” means a corporation issuing any class of equity securities required to be registered under Section 12 of the Exchange Act and shall have the meaning set forth in Section 162(m)(2) of the Code.

3.	Administration.

(a) In General. The Plan shall be administered by the Administrator. The Administrator has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors and Performance Targets, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to make adjustments in the Performance Targets in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(b) Delegation to Committee. During any period that the Company is a Publicly Held Corporation, the Board shall delegate its authority to administer the Plan to a compensation committee. If the Board delegates its responsibility with respect to the administration of the Plan to a compensation committee thereof, the Administrator shall consist of two or more persons each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Administrator shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

(c) Reliance and Indemnification. The Administrator and any members thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility.

Awards may be granted to Participants in the sole discretion of the Administrator. In determining the persons to whom Awards are granted, the Performance Factors and Performance Targets relating to each Award, the Administrator may take into account such factors as the Administrator deems relevant in connection with accomplishing the purposes of the Plan. The Administrator may establish different levels or classifications of Participants who are eligible to receive Awards under the Plan.

5.	Terms of Awards.

Awards granted pursuant to the Plan will be communicated to Participants in such form as the Administrator may from time to time approve and the terms and conditions of such Awards will be set forth therein.

(a) In General. The Administrator will specify with respect to a Performance Period the Performance Factors and the Performance Targets applicable to each Award. Performance Targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Award will be paid as well as a maximum level of performance above which no additional Award will be paid.

(b) Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of Awards granted under this Plan will be made, in cash, within a reasonable period after the end of the Performance Period, but in the case of Awards designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Awards will still qualify for the exemption from Section 409A applicable to short-term deferrals. In the case of Participants who are Covered Employees, unless otherwise determined by the Administrator, such payments will be made only in accordance with the requirements of Section 6 after achievement of the Performance Targets has been certified by the Administrator.

6.	Awards to Covered Employees.

(a) Additional Conditions. If the Administrator determines at the time an Award is established for a Participant that the Company is a Publicly Held Corporation and such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then this Section 6 is applicable to such Award under such terms as the Administrator determines.

(b) Establishment of Performance Criteria and Performance Targets. If an Award is subject to this Section 6, then the payment of cash pursuant thereto is subject to the Company achieving the applicable Performance Target for the applicable Performance Period set by the Administrator within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” Performance Factors and Performance Targets will be considered pre-established if they are adopted by the Administrator not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the time when 25 percent of the Performance Period has elapsed.

(c) Required Adjustments. To preserve the intended incentives and benefits of an Award based on revenue, net sales, operating income, EBIT, EBITA, EBITDA or Adjusted EBITDA, Adjusted EBITDA Margin, cash flow, return on equity or average stockholders’ equity, return on assets, sales (net or gross), earnings per share, earnings from continuing operations, levels of expense, cost or liability, the Administrator shall apply the objective formula or standard with respect to the applicable Performance Target in a manner that shall eliminate the effects of the following:

(i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;

(ii) the gain, loss, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence,

(iii) the gains or losses resulting from, and the direct expenses incurred in connection with, any business, theatre or theatres disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established;

(iv) the Performance Target and the actual results shall be reduced by the pro forma gain, loss, income or expense of any business or theatre or theatres disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established; and

(v) the Performance Target shall be reduced in the event of a the cessation of operations of any business, theatre or theatres as a result of natural disaster by an amount equal to the lost pro forma gain, loss, income or expense attributable to such business, theatre or theatres during such period of ceased operations based upon the operating budget for the Performance Period for which the Performance Target was established.

The Administrator may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to a specific Award. In addition, the Administrator may determine at the time the Performance Targets are established that other adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Administrator, any one or more of the following with respect to the Performance Period: (1) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (2) the impact of impairment of tangible or intangible assets, (3) the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company’s public filings covering the Performance Period and (4) the impact of investments or acquisitions made during the year or, to the extent provided by the Administrator, any prior year. Each of the adjustments described in this Section 6(c) may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Administrator at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Administrator. In addition to the foregoing, the Administrator shall adjust any Performance Factors, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.

(d) Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Factors. Notwithstanding any contrary provision of this Plan, the Administrator may not adjust upwards the amount payable pursuant to any Award subject to this Section 6, nor may it waive the achievement of the Performance Target requirement contained in Section 6(b), except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Certification. Prior to the payment of any Award subject to this Section 6, the Administrator must certify in writing that the Performance Target requirement applicable to such Award was satisfied or attained.

(f) Additional Restrictions. The Administrator has the power to impose such other restrictions on Awards subject to this Section 6 as it deems necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

(g) Maximum Individual Bonus. Notwithstanding any other provision in the Plan, no employee may receive a payment attributable to an Award under the Plan for any one year in excess of the lesser of (i) 200 percent of the Participant’s base salary at the time the Award is established or (ii) $3 million. The foregoing limit is subject to adjustments consistent with Section 6(h) in the event of acceleration or deferral.

(h) Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Administrator’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the

Administrator has the authority to accelerate an Award that is designed not to be deferred compensation within the meaning of Section 409A of the Code (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Administrator deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)). In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Administrator has the authority to provide under the terms of an Award that payment or vesting may be accelerated upon the death or disability of a Participant, a change in control of the Company, or, after the attainment of the applicable Performance Target(s) upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Administrator, and subject to such provision not causing the Award or the Plan to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

7.	General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, are subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Stockholder Approval. No Award may be paid under this Plan prior to the date that stockholders of the Company receive disclosure of and approve the material terms of the Performance Factors under the Plan. As and to the extent provided under Section 162(m) of the Code, the material terms of the Performance Factors under the Plan must be disclosed to and reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Performance Factors under the Plan.

(c) Nontransferability. Awards are not transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.

(d) No Right to Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto confers upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(e) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company has the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(f) Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

(g) Participant Rights. No Participant has any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(h) Termination of Employment. Unless otherwise provided by the Administrator in connection with specified terminations of employment, if a Participant’s employment terminates for any reason prior to the end of a Performance Period prior to the payment of any Award for any reason other than death or disability, no Award is payable to such Participant for that Performance Period. A Participant whose termination is due to his or her death or disability shall be entitled to receive a pro rated Award based on the number of days he or she was employed by the Company during the applicable Performance Period, such Award to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed. Solely to the extent provided in any employment agreement entered into between the Company or any of its subsidiaries and a Participant, which agreement has been approved or authorized by the Administrator, upon termination of the Participant’s employment without cause or as a constructive termination, after the attainment of the applicable Performance Target(s) such Participant shall be entitled to receive a pro rated Award based on the number of days he or she was employed by the Company during the applicable Performance Period. Such Award will be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed.

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award gives any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto are governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k) Effective Date. The Plan will take effect upon its adoption by the Board for the fiscal year performance period beginning January 1, 2008; provided, however, that prior to the payment of any amount pursuant to any Award, the Plan is subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) are null and void.

(l) Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate is deemed to be the grantee’s beneficiary.

(m) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Administrator in any manner so that certain provisions of the Plan or any Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to Covered Employees whose compensation is subject to Section 162(m).

COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 22, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1.	Election of directors:	01 Benjamin D. Chereskin 02 Lee Roy Mitchell	03 Raymond W. Syufy	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval and ratification of the appointment of Deloitte & Touche, LLP, as the independent registered public accountant for the fiscal year ending December 31, 2013.				☐ For	☐ Against		☐ Abstain

3.	Approval of the non-binding, advisory resolution on executive compensation.				☐ For	☐ Against		☐ Abstain

4.	Re-approval of the material terms of the performance goals under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan.				☐ For	☐ Against		☐ Abstain

5.	Approval of an amendment to and re-approval of the material terms of the performance goals under the Cinemark Holdings, Inc. Performance Bonus Plan.				☐ For	☐ Against		☐ Abstain

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2013

9:00 a.m.

3800 Dallas Parkway

Plano, Texas 75093

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Tim Warner, Robert Copple, and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.